As filed with the Securities and Exchange Commission on February 21, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION
(Exact name of Registrant as specified in its charter)
Maryland	95-4598246
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)
2250 East Imperial Highway, Suite 1200,
El Segundo, California 90245,
(310) 563-5500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard E. Moran Jr.
Executive Vice President and Chief Financial Officer
Kilroy Realty Corporation
2250 East Imperial Highway, Suite 1200,
El Segundo, California 90245,
(310) 563-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Scott Hodgkins, Esq.
Latham & Watkins
633 West Fifth Street, Suite 4000,
Los Angeles, California 90071-2007,
(213) 485-1234

Approximate date of commencement of proposed sale to the public:     From time to time after the effective date of this Registration Statement as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of Registration Fee

Common Stock, par value $.01 per share	1,133(1)	$25.72	$29,140.76	$2.68

Series B Junior Participating Preferred Stock Purchase Rights(4)	1,133	—	—	—

(1)
Including an indeterminate number of shares which may be issued by Kilroy Realty Corporation with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)	Based upon the average of the high and low prices of the common stock reported on the New York Stock Exchange on February 14, 2002, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(4)	The rights are initially carried with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.

This registration statement relates to the possible resale of 1,133 shares of common stock of Kilroy Realty Corporation by the selling stockholder named in this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2002

PRELIMINARY PROSPECTUS

KILROY REALTY CORPORATION

1,133 Shares of Common Stock

This prospectus relates to the possible resale of up to 1,133 shares of common stock of Kilroy Realty Corporation, a Maryland corporation, by the holder of common units representing limited partnership interests in Kilroy Realty L.P. The holder identified in this prospectus currently owns common limited partnership units and may tender its common units to Kilroy Realty, L.P. for cash redemption. We may elect to exchange the holder’s tendered units on a one-for-one basis for shares of our common stock. We will not receive any of the proceeds from the resale of the shares by the holder.

Our common stock is listed on the New York Stock Exchange under the symbol “KRC.” On February 14, 2002 the last reported sales price of our common stock on the New York Stock Exchange was $25.72 per share.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2002.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or the “Company” mean Kilroy Realty Corporation, including our consolidated subsidiaries. Our subsidiaries are Kilroy Realty, L.P., Kilroy Realty Finance, Inc., Kilroy Realty Finance Partnership, L.P. and Kilroy Services, LLC.

You should rely only on the information contained in this document or incorporated by reference. Neither we nor the holder has authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of the prospectus even though this prospectus is delivered or shares are sold pursuant to the prospectus at a later date. Since the date of the prospectus contained in this registration statement, our business, financial condition, results of operations and prospects may have changed.

i

RISK FACTORS

Investment in our common stock involves risks. In addition to other information contained or incorporated by reference in this prospectus or in an accompanying prospectus supplement, you should carefully consider the following factors before acquiring shares of common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Forward Looking Statements.”

Most of our properties depend upon the Southern California economy.

Most of our properties are located in Southern California. As of December 31, 2001, these properties represented:

•	approximately 93.3% of the aggregate square footage of our stabilized portfolio; and

•	approximately 94.4% of our annualized base rent.

Our annualized base rent means the monthly contractual rent under existing leases on December 31, 2001, multiplied by 12. The annualized base rent excludes expense reimbursements and rental abatements.

Our ability to make expected distributions to our stockholders depends on our ability to generate Funds From Operations, as defined by the National Association of Real Estate Trusts, in excess of scheduled principal payments on debt, payments on the preferred limited partnership units issued by Kilroy Realty, L.P. and capital expenditure requirements. Events and conditions applicable to owners and operators of real property that are beyond our control may decrease funds available for distribution and the value of our properties. These events include:

•	local oversupply or reduction in demand of office, industrial or other commercial space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent spaces on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments;

•	changing submarket demographics; and

•	property damage resulting from seismic activity.

The geographic concentration of our properties may expose us to greater economic risks than if we owned properties in several geographic regions. Any adverse economic or real estate developments in the Southern California region could adversely impact our financial condition, results from operations, cash flow, the quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you.

Increasing utility costs and power outages in California may have an adverse effect on our operating results.

The State of California continues to address issues related to the supply of electricity and natural gas. Since June 2000, shortages of electricity have resulted in increased costs for consumers and certain interruptions in service. Increased consumer costs and consumer perception that the State is not able to effectively manage its energy needs may reduce demand for leased space in California office and industrial properties. A significant reduction in demand for office and industrial space would adversely affect our future financial position, results of operations, cash flow, quoted per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

General economic conditions may adversely affect our financial condition and results of operations.

Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial position, results of operations, cash flow, quoted per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

Future terrorist attacks in the United States may result in declining economic activity, which could harm the demand for and the value of our properties.

Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, may result in declining economic activity, which could harm the demand for and the value of our properties. In addition, as a result of such attacks, locational factors, such as proximity to major airports, may decrease the demand for and the value of our office and industrial properties. A decrease in demand would make it difficult for us to renew or release our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss, and the availability of insurance for such acts may be less, or cost more, which would adversely affect our financial condition. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor obligations under their existing leases.

These types of events also may adversely affect the markets in which our securities trade. These acts may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for real estate, delay the time in which our new or renovated properties reach stable occupancy, increase our operating expenses due to increased physical security for our properties and limit our access to capital or increase our cost of raising capital.

Our significant debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the properties or to pay the distributions necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements may have important consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected. In addition, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the strict REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). As of December 31, 2001, we had $715 million aggregate principal amount of indebtedness, $339 million of which is due prior to December 31, 2002, assuming we do not exercise our extension options. Our total debt represented 42.8% of our total market capitalization at December 31, 2001.

We face significant competition which may decrease the occupancy and rental rates of our properties.

We compete with several developers, owners and operators of office, industrial and other commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. For instance, occupancy rates for our El Segundo and Long Beach Airport office property portfolios at December 31, 2001 were 96.0% and 94.8%, respectively, in comparison to 79.8% and 84.0%, for the El Segundo and Long Beach Airport office submarkets in total. We believe that our higher occupancy rates mean that, on average, our competitors have more space currently available for lease than we do. As a result, our competitors have an incentive to decrease rental rates until their available space is leased. If our competitors offer space at rental rates below current market rates, we may be pressured to reduce our rental rates below those currently charged in order to retain tenants when our tenants’ leases expire. As a result, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of our properties. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. Some of our policies, like those covering losses due to floods, are insured subject to limitations involving large deductibles or co-payments and policy limits. In addition, we carry earthquake insurance on our properties located in areas known to be subject to earthquakes in an amount and with deductions which we believe are commercially reasonable. As of December 31, 2001, 146 of our 147 properties aggregating 12.2 million square feet, representing 98.9% of our stabilized portfolio based on aggregate square footage and 99.6% based on annualized base rent, were located in areas known to be subject to earthquakes. While we presently carry earthquake insurance on these properties, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, we may discontinue earthquake insurance on some or all of our properties in the future if the cost of premiums for earthquake insurance exceeds the value of the coverage discounted for the risk of loss.

If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable.

We may be unable to successfully complete and operate developed properties.

Property development involves the following significant risks:

•	we may be unable to obtain construction financing on favorable terms;

•	we may be unable to obtain permanent financing at all or on advantageous terms if we finance development projects through construction loans;

•	we may not complete development projects on schedule or within budgeted amounts;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations;

•	we may expend funds on and devote management’s time to projects which we may not complete; and
•	market conditions may require us to lease the developed properties at below-expected rental rates.

For example, during the fourth quarter of 1998, we withdrew our participation from a master planned commercial development prior to the commencement of construction. Also, during the third quarter of 2000, we delayed commencement of construction on one of our projects by four months. The project was an assemblage in an urban infill location that required the relocation of some existing businesses. We encountered delays when one of the key tenants experienced difficulty in relocating as a result of the high leasing demand and tight supply constraints in that submarket. If any one of these events were to occur in connection with our other projects currently under development, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected.

While we primarily develop office and industrial properties in Southern California markets, we may in the future develop properties for retail or other use and expand our business to other geographic regions where we expect the development of property to result in favorable risk-adjusted returns on our investment. Presently, we do not possess the same level of familiarity with development of other property types or outside markets, which could adversely affect our ability to develop properties or to achieve expected performance.

We may be unable to complete acquisitions and successfully operate acquired properties.

We continue to evaluate the market of available properties and may acquire office and industrial properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them is subject to the following risks:

•
potential inability to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•
even if we enter into agreements for the acquisition of office and industrial properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance the acquisition on favorable terms;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties; and

•	market conditions may require us to lease the acquired properties at below expected rental rates.

If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected.

We could default on leases for land on which some of our properties are located.

As of December 31, 2001 we owned nine office buildings located on various parcels, each of which we lease on a long-term basis. If we default under the terms of any particular lease, we may lose the property subject to the lease. We may not be able to renegotiate a new lease on favorable terms, if at all, upon expiration of the lease and all of its options. The loss of these properties or an increase of our rental expense would have an adverse effect on our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you. As of December 31, 2001 we had approximately 1.6 million aggregate rentable square feet of rental space located on these parcels. The leases for the land under the Kilroy Airport Center, Long Beach expire in 2035. The leases for the land under the SeaTac Office Center, including renewal options, expire in 2062. The primary lease for the land under 12312 West Olympic Boulevard in Santa Monica expires in January 2065 with a smaller secondary lease expiring in September 2011.

We depend on significant tenants.

For the year ended December 31, 2001, our ten largest office tenants represented approximately 34.4% of our total annual base rental revenues and our ten largest industrial tenants represented approximately 9.2% of our total annual base rental revenues. Of this amount, our largest tenant, The Boeing Company, currently leases approximately 1.1 million aggregate rentable square feet of office space, representing approximately 10.9% of our total annual base rental revenues. In December 2001, The Boeing Company exercised an option to early terminate one lease for approximately 211,000 rentable square feet in our Sea-Tac Office Center, effective December 31, 2002. This lease was scheduled to expire in December 2004. Our revenue and cash available for distribution to you would be disproportionately and materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, or fail to renew their leases at all or on terms less favorable to us than their current terms.

Downturns in our tenants’ businesses may reduce our cash flow.

For the year ended December 31, 2001, we derived 96.5% of our revenues from rental income and tenant reimbursements. A tenant may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. In the event of default by a tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Even so, our claim for unpaid rent would likely not be paid in full. Any losses resulting from the bankruptcy of any of our tenants could adversely impact our financial condition, results from operations, cash flow, the quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you. Although we have not experienced material losses from tenant bankruptcies, our tenants could file for bankruptcy protection in the future.

We may be unable to renew leases or release space as leases expire.

As of December 31, 2001, leases representing 7.4% and 12.0% of the square footage of our properties will expire in 2002 and 2003, respectively. Above market rental rates on some of our properties may force us to renew or release some expiring leases at lower rates. As of December 31, 2001, our office and industrial properties represented 79.5% and 20.5%, respectively, of our annualized base rent. We believe that the average rental rates for our office properties are below currently quoted market rates in each of our submarkets and approximately at quoted market rates in each of our submarkets for our industrial properties; however, we cannot assure you that leases will be renewed or that our properties will be re-leased at rental rates equal to or above the current rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not release a significant portion of our available space, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you would be adversely affected.

Real estate assets are illiquid and we may not be able to sell our properties when we desire.

Our investments in our properties are relatively illiquid which limits our ability to sell our properties quickly in response to changes in economic or other conditions. In addition, the Internal Revenue Code generally imposes a 100% prohibited transaction tax on profits we derive from sales of properties held primarily for sale to customers in the ordinary course of business, which could affect our ability to sell properties. These restrictions on our ability to sell our properties could have an adverse effect on our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Environmental laws and regulations may hold us liable for the costs of removal or remediation of hazardous or toxic substances released on our properties. These laws could impose liability without regard to whether we are responsible for, or even knew of, the presence of the hazardous materials. Government investigations and remediation actions may have substantial costs, and the presence or release of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. For instance, third parties might seek recovery from us for personal injuries associated with asbestos-containing materials and other hazardous or toxic substances found on our properties. As of December 31, 2001, Phase I site assessments indicated asbestos-containing materials are present at 34 of our properties. Various laws also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner and operator of our properties, we may be considered to have arranged for the disposal or treatment of hazardous or toxic substances.

The use of hazardous materials by some of our tenants may expose us to liability.

Some of our tenants routinely handle hazardous substances and wastes as part of their routine operations on our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities. We require our tenants, in their leases, to comply with these environmental laws and regulations and to indemnify us for any related liabilities. As of December 31, 2001, less than 5% of our tenants routinely handled hazardous substances and/or wastes on our properties as part of their routine operations. These tenants are primarily involved in the light industrial and warehouse business and more specifically the light electronics assembly business. We do not believe that these activities by our tenants will have any material adverse effect on our operations. Furthermore, we are unaware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of our properties. We generally obtain these assessments prior to the acquisition of a property and may later update them as required for subsequent financing of a property or as requested by a tenant. Site assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and the issuance of a written report. These assessments do not generally include soil samplings or subsurface investigations. Our site assessments revealed that:

•	asbestos-containing materials are present at 34 of our properties; and

•	historical operations at or near some of our properties, including the operation of underground storage tanks, may have caused soil or groundwater contamination.

Prior owners of the affected properties conducted clean-up of known contamination in the soils on the properties, and we do not believe that further clean-up of the soils is required. None of our site assessments revealed any other environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. We are not aware of any such condition, liability or concern by any other means that would give rise to material environmental liability. However:

•	the assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns;

•	there may be material environmental conditions, liabilities, or compliance concerns that arose at a property after the review was completed;

•	future laws, ordinances or regulations may impose material additional environmental liability; and

•
current environmental conditions at our properties may be affected in the future by tenants, third parties or the condition of land or operations near our properties, such as the presence of underground storage tanks.

We cannot give assurance that costs of future environmental compliance will not affect our ability to make distributions to you.

Potential environmental liabilities may exceed our environmental insurance coverage limits.

We carry what we believe to be sufficient environmental insurance to cover any potential liability for soil and groundwater contamination at the affected sites identified in our environmental site assessments. However, we cannot provide any assurance that our insurance coverage will be sufficient or that our liability, if any, will not have a material adverse effect on our financial condition, results of operations, cash flow, quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the act, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties is not in compliance with the act, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the act or other legislation. If we incur substantial costs to comply with the act and any other legislation, our financial condition, results of operations, cash flow, quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected.

We may incur significant costs complying with other regulations.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that our properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results from operations, cash flow, the quoted per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you.

The City of Los Angeles adopted regulations relating to the repair of welded steel moment frames located in areas particularly damaged as a result of the January 17, 1994 Northridge earthquake in Southern California. Currently, these regulations apply to only one of our properties representing approximately 78,000 square feet. We believe that this property complies with these regulations. We do not know, however, whether other regulatory agencies will adopt similar regulations or whether we will acquire additional properties which may be subject to these or similar regulations. We believe, based in part on engineering reports generally obtained at the time the properties were acquired, that our properties comply in all material respects with the current regulations. However, if we are required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flow, quoted per share trading price of our common stock, ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected.

Common limited partners of Kilroy Realty, L.P. have limited approval rights which may prevent us from completing a change of control transaction which may be in the best interests of stockholders.

We may not withdraw from Kilroy Realty, L.P. or transfer our general partnership interest or admit another general partner without the approval of a majority of the common limited partnership unitholders, except in the case of a “termination transaction” described in the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Transferability of Partnership Interests,” which requires the approval of 60% of the common unitholders, including the common units we hold in our capacity as general partner. The right of common limited partners to vote on these transactions could limit our ability to complete a change of control transaction that might otherwise be in the best interests of our stockholders.

Limited partners of Kilroy Realty, L.P. must approve the dissolution of Kilroy Realty, L.P. and the disposition of properties they contributed.

For as long as limited partners own at least 5% of all of the common units of Kilroy Realty, L.P., we must obtain the approval of limited partners holding a majority of the common units before we may:

•	dissolve the partnership, or

•	sell the property located at 2260 East Imperial Highway at Kilroy Airport Center in El Segundo prior to January 31, 2004.

As of December 31, 2001, limited partners owned approximately 10.0% of the outstanding interests in Kilroy Realty, L.P. In addition, we may not sell seven of our properties prior to October 31, 2002 without the consent of the limited partners that contributed the properties to Kilroy Realty, L.P., except in connection with the sale or transfer of all or substantially all of our assets or those of Kilroy Realty, L.P. or in connection with a transaction which does not cause the limited partners that contributed the property to recognize taxable income. In addition, Kilroy Realty, L.P. has agreed to use commercially reasonable efforts to minimize the tax consequences to common limited partners resulting from the repayment, refinancing, replacement or restructuring of debt, or any sale, exchange or other disposition of any of its other assets. The exercise of one or more of these approval rights by the limited partners could delay or prevent us from completing a transaction which may be in the best interests of our stockholders.

The Chairman of our board of directors and our President and Chief Executive Officer each have substantial influence over our affairs.

John B. Kilroy, Sr. is the Chairman of our board of directors and John B. Kilroy, Jr. is our President and Chief Executive Officer. Each is a member of our board of directors and together they beneficially own 606,700 shares of common stock, common limited partnership units exchangeable for an aggregate of 1,748,072 shares of common stock and currently vested options to purchase an aggregate of 395,001 shares of common stock, representing a total of approximately 8.9% of the total outstanding shares of common stock and outstanding common limited partnership units exchangeable for shares of common stock as of December 31, 2001 assuming the exercise of currently vested options. Pursuant to our charter no other stockholder may own, actually or constructively, more than 7.0% of our common stock without obtaining a waiver from the board of directors. The board of directors has already waived the ownership limits with respect to John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and affiliated entities. These named individuals and entities may own either actually or constructively, in the aggregate, up to 21% of the outstanding common stock. Consequently, Messrs. Kilroy have substantial influence on us and they could exercise their influence in a manner that is not in the best interests of our stockholders. Also, they may in the future have a substantial influence on the outcome of any matters submitted to our stockholders for approval.

Our charter limits the amount of capital stock that any stockholder may own, which limits the opportunities for a change of control at a premium to existing stockholders.

Provisions of the Maryland General Corporation Law, our charter, our bylaws and Kilroy Realty, L.P.’s partnership agreement may delay, defer or prevent a change in control over us or the removal of existing management. Any of these actions might prevent our stockholders from receiving a premium for their shares of stock over the then prevailing market prices.

The Internal Revenue Code sets forth stringent ownership limits on us as a result of our decision to be taxed as a REIT, including:

•	no more than 50% in value of our capital stock may be owned, actually or constructively, by five or fewer individuals, including some entities, during the last half of a taxable year;

•	subject to exceptions, our common stock shares must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year, or a proportionate part of a short taxable year; and

•
if we, or any entity which owns 10% or more of our capital stock, actually or constructively owns 10% or more of one of our tenants, or a tenant of any partnership in which we are a partner, then any rents that we receive from the tenant in question will not be qualifying income for purposes of the Internal Revenue Code’s REIT gross income tests, regardless of whether we receive the rents directly or through a partnership.

Our charter establishes clear ownership limits to protect our REIT status. No single stockholder may own, either actually or constructively, more than 7.0% of our common stock outstanding. Similarly, no single holder of our Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may actually or constructively own any class or series of our preferred stock, so that their total capital stock ownership would exceed 7.0% by value of our total capital stock, and no single holder of Series B Preferred Stock, if issued, may actually or constructively own more than 7.0% of our Series B Preferred Stock.

The board of directors may waive the ownership limits if it is satisfied that the excess ownership would not jeopardize our REIT status and if it believes that the waiver would be in our best interests. The board of directors has already waived the ownership limits with respect to John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and affiliated entities. These named individuals and entities may own either actually or constructively, in the aggregate, up to 21% of the outstanding common stock.

If anyone acquires shares in excess of any ownership limits:

•	the transfer to the transferee will be void with respect to these excess shares;

•	the excess shares will be automatically transferred from the transferee or owner to a trust for the benefit of a qualified charitable organization;

•	the purported transferee or owner will have no right to vote those excess shares; and

•	the purported transferee or owner will have no right to receive dividends or other distributions from these excess shares.

Our charter contains provisions that may delay, defer, or prevent a change of control transaction.

Our board of directors is divided into classes that serve staggered terms.    Our board of directors is divided into three classes with staggered terms. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to complete a change of control transaction even if a tender offer or a change in control were in our stockholders’ interests.

We could issue preferred stock without stockholder approval.    Our charter authorizes our board of directors to issue up to 30,000,000 shares of preferred stock, including convertible preferred stock, without stockholder approval. The board of directors may establish the preferences, rights and other terms, including the right to vote and the right to convert into common stock any shares issued. The issuance of preferred stock could delay or prevent a tender offer or a change of control even if a tender offer or a change of control were in our stockholders’ interests. Kilroy Realty, L.P. has issued 1,500,000 Series A Cumulative Redeemable Preferred units which in the future may be exchanged one-for-one into shares of 8.075% Series A Cumulative Redeemable Preferred Stock, 700,000 Series C Cumulative Redeemable Preferred units which in the future may be exchanged one-for-one into shares of 9.375% Series C Cumulative Redeemable Preferred Stock and 900,000 Series D Cumulative Redeemable Preferred units which in the future may be exchanged one-for-one into shares of 9.25% Series D Cumulative Redeemable Preferred Stock. In addition, we have designated and authorized the issuance of up to 400,000 shares of Series B Junior Participating Preferred Stock in connection with our stockholders’ rights plan. However, no shares of any series of preferred stock are currently issued or outstanding.

We have a stockholders’ rights plan.    Each share of our common stock includes the right to purchase one share our Series B Junior Participating Preferred Stock. The rights have anti-takeover effects and would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not approve. We may redeem the shares for $.01 per right prior to the time that a person or group has acquired beneficial ownership of 15% or more of our common stock. Therefore, the rights should not interfere with any merger or business combination approved by our board of directors.

The staggered terms for directors, the potential future issuance of additional common or preferred stock and our stockholders’ rights plan may:

•	delay or prevent a change of control over us, even if a change of control might be beneficial to our stockholders;

•	deter tender offers that may be beneficial to our stockholders; or

•
limit stockholders’ opportunity to receive a potential premium for their shares if an investor attempted to gain shares beyond our applicable ownership limits or otherwise to effect a change of control.

Loss of our REIT status would have significant adverse consequences to us and the value of our stock.

We currently operate and have operated since 1997 in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Internal Revenue Code.

If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable treasury regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although our management believes that we are organized and operate in a manner to qualify as a REIT, no assurance can be given that we have been or will continue to be organized, or able to operate, in a manner to qualify or remain qualified as a REIT for tax purposes.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our growth depends on external sources of capital which are outside of our control.

We are required under the Internal Revenue Code to distribute at least 90% of our net taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain. Because of this distribution requirement, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Our board of directors may change our investment and financing policies without stockholder approval and become more highly leveraged, which may increase our risk of default under our debt obligations.

We are not limited in our ability to incur debt.    Our board of directors adopted a policy of limiting our indebtedness to approximately 50% of our total market capitalization. Total market capitalization is the market value of our capital stock, including interests and units exchangeable for shares of capital stock, plus total debt. However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which would result in an increase in our debt service and which could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk of default on our obligations.

We may issue additional shares of capital stock without stockholder approval which may dilute your investment.    We may issue shares of our common stock, preferred stock or other equity or debt securities without stockholder approval. Similarly, we may cause Kilroy Realty, L.P. to offer its common or preferred units for contributions of cash or property without approval by the limited partners of Kilroy Realty, L.P. or our stockholders. Existing stockholders have no preemptive rights to acquire any of these securities, and any issuance of equity securities may dilute a stockholder’s investment.

We may invest in securities related to real estate which could adversely affect our ability to make distributions to you.    We may purchase securities issued by entities which own real estate. We may in the future also invest in mortgages. In general, investments in mortgages are subject to several risks, including:

•	borrowers may fail to make debt service payments or pay the principal when due;

•	the value of the mortgaged property may be less than the principal amount of the mortgage note securing the property; and

•	interest rates payable on the mortgages may be lower than our cost for the funds used to acquire the mortgages.

Owning these securities may not entitle us to control the ownership, operation and management of the underlying real estate. In addition, we may have no control over the distributions with respect to these securities, which could adversely affect our ability to make distributions to you.

Sales of a substantial number of shares of common stock, or the perception that this could occur, could result in decreasing the market price per share for our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will result in decreasing the market price per share of our common stock.

As of December 31, 2001, 27,426,071 shares of our common stock were issued and outstanding and we had reserved for future issuance the following shares of common stock:

•
3,060,954 shares issuable upon the exchange, at our option, of common units of Kilroy Realty, L.P., including the shares offered pursuant to this prospectus and the shares previously registered by the Company with respect to common units that have not been exchanged as of December 31, 2001;

•	2,240,668 shares issuable under our 1997 Stock Option and Incentive Plan; and

•	1,000,000 shares issuable under our Dividend Reinvestment and Direct Stock Purchase Plan.

Of the 27,426,071 shares of common stock outstanding at December 31, 2001, all but 195,000 restricted shares were freely tradable in the public market, other than 82,406 shares held by our affiliates. In addition, we have filed or have agreed to file registration statements covering all of the shares of common stock reserved for future issuance in connection with securities exercisable, convertible or exchangeable for shares of our common stock. Consequently, if and when the shares are issued, they may be freely traded in the public markets.

FORWARD LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and other pro forma information incorporated by reference and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the Southern California region;

•	increasing utility costs and power outages in California;

•	general economic conditions;

•	our ability to release property during general economic slowdowns;

•	future terrorist attacks in the United States;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop properties;

•	our failure to maintain our status as a REIT;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations; and

•	changes in real estate and zoning laws and increases in real property tax rates.

Our success also depends upon economic trends generally, as well as income tax laws, governmental regulation, legislation, population changes and other matters discussed above in the section entitled “Risk Factors.” We caution you that this list of risk factors may not be exhaustive.

THE COMPANY

We are a REIT which develops, owns and operates office and industrial real estate primarily in Southern California. We were incorporated in September 1996 in Maryland and commenced operations upon the completion of our initial public offering on January 31, 1997. As of December 31, 2001, our stabilized portfolio consisted of 86 office buildings encompassing approximately 7.2 million rentable square feet and 61 industrial buildings encompassing approximately 5.1 million rentable square feet. Our stabilized portfolio as of December 31, 2001 consisted of all of our office and industrial properties, excluding properties recently developed by the Company that had not yet reached 95% occupancy (“lease-up” properties) and projects under construction, under renovation or in predevelopment. The majority of our properties are located in Southern California. As of December 31, 2001 we had five office buildings under construction which, when completed, are expected to encompass approximately 549,300 rentable square feet and one property under renovation which, when completed, is expected to encompass approximately 78,000 rentable square feet. We had four office properties in lease-up at December 31, 2001 which comprise approximately 284,500 rentable square feet. All of our development projects are located in Southern California.

We conduct substantially all of our activities through Kilroy Realty, L.P. in which, as of December 31, 2001, we owned an approximate 90.0% general partnership interest. Of the remaining 10.0% limited partnership interest, 5.7% is owned by John B. Kilroy, Sr., the Chairman of our board of directors, and John B. Kilroy, Jr., our President and Chief Executive Officer, and their affiliates, with the remaining interests owned by nonaffiliated investors. We are the sole general partner of Kilroy Realty, L.P. and have control over its management. Kilroy Realty, L.P. owns 122 properties of our 147 properties. The remaining properties, other than 7 properties which are owned by Kilroy Realty, L.P. through KR-Gateway Partners, LLC and KR-Carmel Partners, LLC (collectively, the Development LLCs), two development LLCs in which Kilroy Realty, L.P. owned a 50% managing interest at December 31, 2001, are owned by Kilroy Realty Finance Partnership, L.P., a limited partnership. We own the sole 1% general partnership interest in Kilroy Realty Finance Partnership, L.P. through Kilroy Realty Finance, Inc., a wholly owned subsidiary, and Kilroy Realty, L.P. owns the sole 99% limited partnership interest. We, together with Kilroy Realty, L.P., own Kilroy Services, LLC which provides development and construction management services for Kilroy Realty, L.P. and the Development LLCs.

Our common stock is listed on the New York Stock Exchange under the symbol “KRC.” Our principal executive offices are located at 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245. Our telephone number is (310) 563-5500.

Recent Developments

We make regular quarterly distributions to the 8.075% Series A Cumulative Redeemable Preferred unitholders, the 9.375% Series C Cumulative Redeemable Preferred unitholders and the 9.250% Series D Cumulative Redeemable Preferred unitholders on the 15th day of each February, May, August and November. On February 15, 2002, we distributed approximately $1.5 million to the Series A Preferred unitholders, approximately $0.8 million to the Series C Preferred unitholders and approximately $1.0 million to the Series D Preferred unitholders.

In December 2001, our board of directors declared a regular quarterly cash dividend of $0.48 per common share and common unit payable on January 17, 2002. The dividend was payable to common stockholders and common unitholders of record on December 28, 2001. The dividend is equivalent to an annual rate of $1.92 per share and unit.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders named in the section entitled “Selling Stockholder.” We will not receive any of the proceeds from the issuance of shares of common stock to the holder or the resale of the shares by the holder. However, we will pay registration expenses which we estimate to be approximately $ 64,000.

DESCRIPTION OF CAPITAL STOCK

We have summarized the material terms and provisions of our capital stock in this section. For more detail you should refer to our charter, which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

Common stock.

General.    Our charter authorizes us to issue 150,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2001, we had 27,426,071 shares of common stock issued and outstanding. The 27,426,071 outstanding shares excludes the 3,060,954 shares of common stock, as of December 31, 2001, which we may issue in exchange for presently outstanding common units which may be tendered for redemption to Kilroy Realty, L.P., upon expiration of the applicable lock-up period, including the 1,133 offered pursuant to this prospectus.

Shares of our common stock:

•	are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;

•	do not have any conversion rights;

•	do not have any exchange rights;

•	do not have any sinking fund rights;

•	do not have any redemption rights;

•	do not have any appraisal rights;

•	do not have any preemptive rights to subscribe for any of our securities; and

•	are subject to restrictions on ownership and transfer.

We may pay distributions on shares of common stock, subject to the preferential rights of, when issued, our Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and any other series or class of capital stock which we may issue in the future. However, we may only pay distributions when our board of directors authorizes a distribution out of legally available funds. We make, and intend to continue to make, quarterly distributions on outstanding shares of common stock.

Our board of directors may:

•	reclassify any unissued shares of common stock into other classes or series of capital stock;

•	establish the number of shares in each of these classes or series of capital stock;

•	establish any preference rights, conversion rights and other rights, including voting powers, of each of these classes or series of capital stock;

•	establish restrictions, such as limitations and restrictions on ownership, dividends or other distributions of each of these classes or series of capital stock; and

•	establish qualifications and terms or conditions of redemption for each of these classes or series of capital stock.

Material provisions of Maryland General Corporation Law.    Under the Maryland General Corporation Law, our stockholders are generally not liable for our debts or obligations. If we liquidate, we will first pay all debts and other liabilities, including debts and liabilities arising out of our status as general partner of Kilroy Realty, L.P., and any preferential distributions on any outstanding shares of preferred stock. Each holder of common stock then will share ratably in our remaining assets. All shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the ownership limits in our charter or as permitted by our board of directors.

Under the Maryland General Corporation Law, we generally require approval by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before we can:

•	dissolve;

•	amend our charter;

•	merge;

•	sell all or substantially all of our assets;

•	engage in a share exchange; or

•	engage in similar transactions outside the ordinary course of business.

Because the term “substantially all of a Company’s assets” is not defined in the Maryland General Corporation Law it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Although the Maryland General Corporation Law allows our charter to establish a lesser percentage of affirmative votes by our stockholders for approval of those actions, our charter does not include this provision.

Rights to purchase SeriesB Preferred Stock.    Each share of our common stock includes a right to purchase from us, once the rights become exercisable, one one-hundredth ( 1/100th) of a share of our Series B Preferred Stock, at a purchase price of $71.00 per share, subject to anti-dilution adjustments. Once exercisable, the rights may be exercised until we redeem them, until they are exchanged or terminated, or until they expire on October 2, 2008.

The rights will be transferred only with shares of our common stock until the earlier to occur of:

(1)  ten days following a public announcement that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of:

•	15% or more of the shares of our common stock or,

•
in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, of more than 21% of the shares of our common stock, and

(2)  ten business days, or on a later date as may be determined by our board of directors, prior to the time that any person or group of affiliated persons becomes an acquiring person, following the commencement or announcement of an intention to make a tender offer or exchange offer for shares of our common stock, the consummation of which would result in the beneficial ownership by:

•	a person or group of 15% or more of the shares of our common stock or,

•
in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, of more than 21% of the shares of our common stock.

We refer to the earlier of these dates as the distribution date. The rights will be transferred only with shares of our common stock until the distribution date, earlier redemption or expiration of the rights. Our board of directors may not postpone the exercisability and transferability of the rights. As soon as practicable after the distribution date, separate right certificates will be issued to holders of record of shares of common stock as of the close of business on the distribution date. Subject to the termination of the right of redemption, the rights will become exercisable and transferable. Right certificates initially will represent the right to purchase one share of common stock for each share of our common stock currently outstanding.

If a person or group becomes an acquiring person, or if we are the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and shares of common stock are not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, may receive upon exercise that number of shares of common stock having a market value of two times the then current purchase price of one right. The rights that are or were acquired or beneficially owned by the acquiring person will then be void.

We will adjust the number of rights associated with each share of our common stock as necessary if we distribute shares of common stock as dividends, or declare a stock split or reverse stock split in our common stock. If after a person has become an acquiring person we are acquired in a merger or other business combination transaction or more than 50% of our assets or earning power are sold, each holder of a right will receive, upon the exercise of a right at the then current purchase price, the number of shares of common stock of the acquiring company which at the time of that transaction would have a market value of two times the then current purchase price of one right.

At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the acquiring person of 50% or more of our then outstanding common stock, we may exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of common stock having an aggregate value equal to the difference between the value of the common stock issuable upon exercise of the rights and the purchase price payable upon the exercise.

Our board of directors may:

•	redeem the rights in whole, but not in part, at a redemption price of $.01 per right at any time prior to the time a person becomes an acquiring person;

•	in its sole discretion establish when the redemption of the rights may be made effective, on what basis and under what conditions; and

•	amend any of the provisions of the rights agreement for so long as the rights are redeemable.

Immediately upon any redemption of the rights, a stockholder’s right to exercise the rights will terminate and the holders of rights may then only receive the redemption price. After the rights are no longer redeemable, we may amend or supplement the rights agreement only in a manner that does not adversely affect the interests of the holders of the rights.

We may adjust from time to time the purchase price payable, and the number of one one-hundredths of a share of Series B Preferred Stock or other securities or property issuable, upon exercise of the rights to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Stock,

•
upon the grant to holders of the shares of Series B Preferred Stock of some rights or warrants to subscribe to or purchase shares of Series B Preferred Stock or convertible securities at less than the current market price of the Series B Preferred Stock, or

•
upon the distribution to holders of shares of Series B Preferred Stock of evidences of indebtedness, cash, securities or assets or of subscription rights or warrants, other than those referred to above.

The distributions referred to above exclude:

•	regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend paid or,

•
in case regular periodic cash dividends have not been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of the dividend, or dividends payable in shares of Series B Preferred Stock which will be subject to the adjustment described above.

Until a right is exercised, the holder of the right will have no rights as a stockholder beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Preferred stock.

Our charter authorizes us to issue 30,000,000 shares of preferred stock, par value $.01 per share. Of the 30,000,000 authorized shares of preferred stock, we have classified and designated 1,700,000 shares as Series A Preferred Stock, 400,000 as Series B Preferred Stock, 700,000 shares as Series C Preferred Stock and 900,000 shares as Series D Preferred Stock. No shares of preferred stock are currently issued and outstanding.

We may classify, designate and issue additional shares of preferred stock, in one or more classes, as authorized by our board of directors without the prior consent of our stockholders. The board of directors may afford the holders of preferred stock preferences, powers and rights—voting or otherwise—senior to the rights of holders of shares of common stock. Our board of directors can authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of common stock or otherwise be in their best interest. All shares of preferred stock which are issued and become outstanding will be fully paid and nonassessable. Before we may issue any shares of preferred stock of any class, the Maryland General Corporation Law and our charter require our board of directors to determine the following:

•	the designation;

•	the terms;

•	preferences;

•	conversion and other rights;

•	voting powers;

•	restrictions;

•	limitations as to distributions;

•	qualifications; and

•	terms or conditions of redemption.

8.075% Series A Cumulative Redeemable Preferred Stock, 9.375% Series C Cumulative Redeemable Preferred Stock and 9.25% Series D Cumulative Redeemable Preferred Stock.

General.    Of our 30,000,000 authorized preferred shares, we designated 1,700,000 shares as Series A Preferred Stock, 700,000 shares as Series C Preferred Stock and 900,000 shares as Series D Preferred Stock. Shares of Series A Preferred Stock are issuable on a one-for-one basis upon redemption or exchange of Kilroy Realty, L.P.’s Series A Preferred Units. Shares of Series C Preferred Stock are issuable on a one-for-one basis upon redemption or exchange of Kilroy Realty, L.P.’s Series C Preferred Units. Shares of Series D Preferred Stock are issuable on a one-for-one basis upon redemption or exchange of Kilroy Realty, L.P.’s Series D Preferred Units.

Dividends.    Each share of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be entitled to receive dividends that are:

•
cumulative preferential dividends, in cash, from the date of issue payable on or before the 15th of February, May, August and November of each year, including any accrued but unpaid distributions in respect of Series A Preferred Units, Series C Preferred Units and Series D Preferred Units at the time they are exchanged for shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable;

•
in preference to any payment made on any other classes or series of capital stock or our other equity securities ranking junior to the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and

•
at a rate of 8.075% per annum for shares of Series A Preferred Stock, at a rate of 9.375% per annum for shares of Series C Preferred Stock and at a rate of 9.25% per annum for shares of Series D Preferred Stock.

Ranking.    The Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will rank:

•
on parity with each other and with all other preferred stock designated as ranking on a parity with the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock with respect to distributions and rights upon liquidation, dissolution, or winding-up;

•	senior to the Series B Preferred Stock and all other preferred stock designated as ranking junior to the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and

•	junior to all other preferred stock designated as ranking senior to Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Redemption.    At our option, we may redeem, in whole or in part from time to time:

•
shares of Series A Preferred Stock on and after February 6, 2003, shares of Series C Preferred Stock on and after November 24, 2003 and shares of Series D Preferred Stock on and after December 9, 2004, or prior to these dates to the extent necessary to maintain our qualification as a REIT;

•
shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at a redemption price payable in cash equal to $50.00 per share, plus any accrued but unpaid dividends to the date of redemption; and

•
by paying the redemption price of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, excluding the portion consisting of accumulated but unpaid dividends, solely out of proceeds from issuance of our capital stock.

In the event of our capital reorganization or reclassification of capital stock, any consolidation or merger, or any sale or transfer of all or substantially all of our assets to another person which is

•	initiated or implemented by any person other than us or any of our affiliates or officers or employee benefits plans; and

•
implemented in a way that holders of our common stock will receive, per share, consideration, other than capital stock, valued in excess of 50% of the then market price of each share of our common stock with respect to, or in exchange for, the common stock, then, immediately upon the occurrence of that event, we will redeem a number of shares of Series D Preferred Stock of each holder thereof, at a price of $50 per share plus all accrued dividends with respect to that share, equal to a fraction, the numerator of which is the per share value of such consideration paid to the holders of the common stock and the denominator of which is the then market price of each share of common stock.

Limited voting rights.    If we do not pay dividends on any shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock for six or more quarterly periods, including any periods during which we do not make distributions in respect of Series A Preferred Units, Series C Preferred Units and Series D Preferred Units prior to their exchange into shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as applicable, whether or not consecutive, the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will vote as a single class with all other shares of capital stock ranking on parity with the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock which have similar vested voting rights for the election of two additional directors to our board of directors. The directors will be elected by a plurality of the votes cast in the election for a one-year term and until their successors are duly elected and qualify or until the director’s right to hold the office terminates, whichever occurs earlier, subject to the director’s earlier death, disqualification, resignation or removal. The election will take place at:

•
special meetings called by the holders of at least 10% of the outstanding shares of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or the holders of shares of any other class or series of stock on parity with the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock with respect to which dividends are also accrued and unpaid if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting less than 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders, and

•
at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock for all past dividend periods and the dividend for the then current dividend period, including accrued but unpaid distributions in respect of Series A Preferred Units, Series C Preferred Units and Series D Preferred Units at the time they are exchanged for shares of Series A Preferred Stock or Series C Preferred Stock, as applicable, have been fully paid or declared and a sum sufficient for the payment of the dividends is irrevocably set aside in trust for payment in full.

When all of the dividends have been paid in full, the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will be divested of their voting rights and the term of any member of our board of directors elected by the holders of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and holders of any other shares of stock on parity with the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock will terminate.

In addition, if any shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock are outstanding, without the consent of two-thirds of the holders of the series of preferred stock then outstanding, as applicable, we may not:

•
authorize or create or increase the authorized or issued amount of any shares of capital stock ranking senior to the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock,

•	reclassify any of our authorized shares of capital stock into any shares ranking senior to the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock,

•
designate or create, or increase the authorized or issued amount of, or reclassify any of our authorized shares of capital stock into any stock on parity with the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any shares, but only to the extent the shares on parity with the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are issued to one or our affiliates, or

•	either

•	consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity, or

•
amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock or the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

The Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will have no voting rights other than as discussed above.

Liquidation preference.    Each share of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of our capital stock, other than those equity securities expressly designated as ranking on a parity with or senior to the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Series B Junior Participating Preferred Stock.

General.    Of our 30,000,000 authorized preferred shares, we designated 400,000 shares as Series B Junior Participating Preferred Stock. The Series B Preferred Stock is issuable upon exercise of the rights to purchase shares of Series B Preferred Stock, as described above in the section entitled “—Common stock—Rights to purchase Series B Preferred Stock.”

Ranking.    The Series B Preferred Stock, if and when issued, will rank:

•
junior to our Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, if and when issued, and all other classes or series of preferred stock designated as ranking senior to the Series B Preferred Stock with respect to distributions and rights upon liquidation, dissolution, or winding-up;

•	senior to all classes or series of preferred stock designated as ranking junior to the Series B Preferred Stock; and

•	on a parity with all other classes or series of stock designated as ranking on a parity with the Series B Preferred Stock.

Dividends.    Each share of Series B Preferred Stock will be entitled, when, as and if declared, to the greater of:

•	a minimum preferential cumulative quarterly dividend payment of $1.00 per share paid on the first day of March, June, September and December, and

•	an aggregate dividend of 1000 times the dividend, if any, declared per share of common stock, other than a dividend payable in shares of common stock, since the last quarterly dividend payment date.

We will adjust the right to dividends per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock. Accrued and unpaid dividends shall not bear interest. Dividends paid on shares of Series B Preferred Stock which are less than the total amount of the dividends accrued and payable on these shares shall be allocated pro rata on a share-by-share basis among all of the outstanding shares of Series B Preferred Stock.

Until dividends or distributions payable on the Series B Preferred Stock, whether or not declared, have been paid in full, we may not:

•	declare or pay dividends, or make any other distributions, including upon liquidation, dissolution or winding up, on any shares of capital stock ranking:

•	junior to the Series B Preferred Stock;

•
on parity with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and any parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all shares are then entitled;

•	redeem or purchase or otherwise acquire for consideration:

•
shares of any capital stock ranking junior, either as to dividends or upon liquidation, dissolution or winding up, to the Series B Preferred Stock, except as provided in our charter to protect our REIT status or if we acquire shares of junior stock in exchange for shares of any of our capital stock ranking junior both as to dividends and upon dissolution, liquidation or winding up, to the Series B Preferred Stock; or

•
any shares of Series B Preferred Stock, or any shares of capital stock ranking on parity with the Series B Preferred Stock, except as provided in our charter to protect our REIT status or in accordance with a written or published purchase offer to all holders of the shares on terms that our board of directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

We will not permit any of our subsidiaries to purchase or otherwise acquire for consideration any shares of our capital stock unless we could purchase or otherwise acquire the shares at that time and in the manner set forth above.

Liquidation preference.    If we liquidate, dissolve or wind-up our business, the holders of shares of Series B Preferred Stock will be entitled, pro rata with any shares of preferred stock ranking on parity with the Series B Preferred Stock, to an aggregate preferential liquidation payment of 1000 times the payment made per share of common stock. In no event may the liquidation payment be less than $1000 per share plus any accrued and unpaid dividends. We will adjust the liquidation preference per share of the Class B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Voting rights.    Each holder of a share of Series B Preferred Stock is entitled to 100 votes on all matters submitted to our stockholders having general voting rights. We will adjust as necessary the votes per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Subject to any of our provisions or as required by law, we do not require the consent of holders of Series B Preferred Stock for taking any corporate action, unless they are entitled to vote with holders of common stock. Generally, any holder of Series B Preferred Stock, common stock or any other shares of stock that have general voting powers will vote together as one class on all matters submitted to those stockholders having general voting rights.

Business combinations.    If we enter into any consolidation, merger, combination or other transaction, shares of our common stock may be exchanged for or changed into other stock or securities, cash and/or any other property. In that case, each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property, payable in kind, as the case may be, into or for which each share of common stock is changed or exchanged. We will adjust the amount of per share consideration to be received by holders of Series B Preferred Stock upon any of these transactions if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Redemption.    We may not redeem the Series B Preferred Stock at any time.

Restrictions on ownership and transfer of capital stock.

Internal Revenue Code requirements.

To maintain our tax status as a REIT, five or fewer individuals, as that term is defined in the Internal Revenue Code, which includes certain entities, may not own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Constructive ownership provisions in the Internal Revenue Code determine if any individual or entity constructively owns our capital stock under this requirement. In addition, 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from tenants we actually or constructively own a 10% or more interest in is not qualifying income for purposes of the gross income tests of the Internal Revenue Code. To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Transfer restrictions in our charter.

Subject to exceptions specified in our charter, no holder may own, either actually or constructively under the applicable constructive ownership provisions of the Internal Revenue Code:

•	more than 7%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

•	if and when issued, more than 7%, by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock; or

•
if and when issued, shares of our Series A, Series C Preferred Stock and/or Series D Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 7% by value of our outstanding shares of capital stock.

In addition, because rent from tenants we actually or constructively own 10% or more interest in is not qualifying rent for purposes of the gross income tests under the Internal Revenue Code, our charter provides that no holder may own, either actually or constructively by virtue of the constructive ownership provisions of the Internal Revenue Code, which differ from the constructive ownership provisions used for purposes of the preceding sentence:

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

•	if and when issued, more than 9.8% by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock; or

•
if and when issued, shares of our Series A, Series C Preferred Stock and/or Series D Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 9.8% by value of our outstanding shares of capital stock.

We refer to the limits described in this paragraph, together, as the “ownership limits.”

The constructive ownership provisions set forth in the Internal Revenue Code are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of our capital stock in an amount that does not exceed the ownership limits, or the acquisition of an interest in an entity that actually or constructively owns our capital stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limits and thus violate the ownership limits described above or otherwise permitted by our board of directors. In addition, if and when such shares are issued, a violation of the ownership limits relating to the Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock could occur as a result of a fluctuation in the relative value of this stock and our common stock, even absent a transfer or other change in actual or constructive ownership.

Our board of directors may waive the ownership limits with respect to a particular stockholder if it:

•	determines that the ownership will not jeopardize our status as a REIT; and

•	otherwise decides that this action would be in our best interest.

As a condition of this waiver, our board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. Our board of directors has waived the ownership limit applicable to our common stock for John B. Kilroy, Sr. and John B. Kilroy, Jr., as well as members of their families and entities which are deemed to own Messrs. Kilroy’s common stock, allowing them to own up to 21% of our common stock. However, the board of directors conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which we believed were reasonably necessary in order for us to conclude that the waiver would not cause us to fail to qualify and maintain our status as a REIT.

In addition to the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of our capital stock if, as a result of this ownership:

•
more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable constructive ownership provisions of the Internal Revenue Code, by five or fewer individuals, as defined in the Internal Revenue Code,

•	our capital stock would be beneficially owned by less than 100 persons, determined without reference to any constructive ownership provisions, or

•	we would fail to qualify as a REIT.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of capital stock that will or may violate any of the foregoing restrictions on transferability and ownership must give us notice immediately and provide us with any other information that we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Effect of violation of ownership limits and transfer restrictions.

If any attempted transfer of our capital stock or any other event would result in any person violating the ownership limits described above, unless otherwise permitted by our board of directors, then the purported transfer will be void and of no force or effect with respect to the attempted transferee as to that number of shares in excess of the applicable ownership limit, and the transferee shall acquire no right or interest in the excess shares. In the case of any event other than a purported transfer, the person or entity holding record title to any of the excess shares shall cease to own any right or interest in the excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer.

The trustee must:

•	within 20 days of receiving notice from us of the transfer of shares to the trust,

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors, and

•
distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares or the sales proceeds received by the trust for the excess shares;

•	in the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift,

•	sell the excess shares to a qualified person or entity, and

•
distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the market price of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares;

•
in either case above, distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.

The trustee shall be designated by us and be unaffiliated with us and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion,

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that our shares have been transferred to the trust, and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void.

If shares of capital stock are transferred to any person in a manner which would cause us to be beneficially owned by fewer than 100 persons, the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

If our board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, it shall take actions to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

•	authorizing us to repurchase stock,

•	refusing to give effect to the ownership or acquisition on our books, or

•	instituting proceedings to enjoin the ownership or acquisition.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

All persons who own at least a specified percentage of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the applicable Treasury regulations. Under current Treasury regulations, the percentage is between 0.5% and 5.0%, depending on the number of record holders of our shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of our shares as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of our shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Transfer agent and registrar for shares of capital stock.

ChaseMellon Shareholder Services, LLC is the transfer agent and registrar for our shares of preferred stock and common stock.

DESCRIPTION OF MATERIAL PROVISIONS OF THE
PARTNERSHIP AGREEMENT OF KILROY REALTY, L.P.

We have summarized the material terms and provisions of the Fourth Amended and Restated Agreement of Limited Partnership of Kilroy Realty L.P. which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

Management of the partnership.

Kilroy Realty, L.P. is a Delaware limited partnership. We are the sole general partner of Kilroy Realty, L.P. and conduct substantially all of our business through it, except for development and certain other services which are conducted through Kilroy Services, LLC.

As the sole general partner of Kilroy Realty, L.P., we exercise exclusive and complete discretion in its day-to-day management and control. We can cause Kilroy Realty, L.P. to enter into certain major transactions including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. Kilroy Realty, L.P. has both preferred limited partnership interests and common limited partnership interests. As of December 31, 2001, Kilroy Realty, L.P. has issued and outstanding 1,500,000 Series A Preferred Units, no Series B Preferred Units, 700,000 Series C Preferred Units, 900,000 Series D Preferred Units and 3,060,954 common units. We refer collectively to the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units and the common units as the “units.” Limited partners may not transact business for, or participate in the management activities or decisions of, Kilroy Realty, L.P., except as provided in the partnership agreement and as required by applicable law.

Indemnification of our officers and directors.

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate, to the same extent that our charter provides for indemnification of our officers and directors. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to Kilroy Realty, L.P. to the same extent that our charter limits the liability of our officers and directors.

Transferability of partnership interests.

Generally, we may not voluntarily withdraw from Kilroy Realty, L.P., or transfer or assign our interest in it, without the consent of the holders of at least 60% of the common partnership interests including our interests. The limited partners may not transfer, assign, sell, encumber or otherwise dispose of their interest in Kilroy Realty, L.P., other than to family members or accredited investors. These family members and accredited investors must agree to assume the transferor’s obligations under the partnership agreements. This transfer is subject to our right of first refusal to purchase the limited partner’s units for our benefit.

In addition, without our consent, limited partners may not transfer their units:

•	to any person who lacks the legal capacity to own the units;

•	in violation of applicable law;

•	where the transfer is for only a portion of the rights represented by the units, such as the partner’s capital account or right to distributions;

•	if we believe the transfer would cause the termination of Kilroy Realty, L.P. or would cause it to no longer be classified as a partnership for federal or state income tax purposes;

•
if the transfer would cause Kilroy Realty, L.P. to become a party-in-interest within the meaning of ERISA or would cause its assets to constitute assets of an employee benefit plan under applicable regulations;

•	if the transfer would require registration under applicable federal securities laws;

•	if the transfer could cause Kilroy Realty, L.P. to become a “publicly traded partnership” under applicable Treasury regulations;

•	if the transfer could cause Kilroy Realty, L.P. to be regulated under the Investment Company Act of 1940 or the Employee Retirement Income Security Act of 1974; or

•	if the transfer would adversely affect our ability to maintain our qualification as a REIT.

We may not engage in any “termination transaction” without the approval of at least 60% of the common units in Kilroy Realty, L.P., including our general partner interest in Kilroy Realty, L.P. Examples of termination transactions include:

•	a merger;

•	a consolidation or other combination with or into another entity;

•	a sale of all or substantially all of our assets; or

•	a reclassification, recapitalization or change of our outstanding equity interests.

In connection with a termination transaction, all common limited partners must either receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of common stock into which each common unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of our common stock, and the common stockholders accept this purchase, tender or exchange offer, each holder of common units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the purchase, tender or exchange offer it had exercised its right to redemption, received shares of common stock in exchange for its common units, and accepted the purchase, tender or exchange offer.

We also may merge or otherwise combine our assets with another entity with the approval of at least 60% of the common units if:

•
substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by Kilroy Realty, L.P. as the surviving partnership or another limited partnership or limited liability company is the surviving partnership of a merger, consolidation or combination of assets with Kilroy Realty, L.P.;

•
the common limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of Kilroy Realty, L.P. and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•
the rights, preferences and privileges of the common limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the common limited partners may exchange their interests in the surviving partnership for either:

•	the consideration available to the common limited partner pursuant to the preceding paragraph, or

•
if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

The board of directors will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

We must use commercially reasonable efforts to structure transactions like those described above to avoid causing the common limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in the transaction. In addition, Kilroy Realty, L.P. must use commercially reasonable efforts to cooperate with the common limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Issuance of additional units representing partnership interests.

As sole general partner of Kilroy Realty, L.P., we have the ability to cause it to issue additional units representing general and limited partnership interests. These units may include units representing preferred limited partnership interests, subject to the approval rights of holders of the Series A Preferred Units with respect to the issuance of preferred units ranking senior to the Series A Preferred Units, of holders of Series C Preferred Units with respect to the issuance of preferred units ranking senior to the Series C Preferred Units and holders of Series D Preferred Units with respect to the issuance of preferred units ranking senior to the Series D Preferred Units as described under the sections entitled “—8.075% Series A Cumulative Redeemable Preferred Units,” “—9.375% Series C Cumulative Redeemable Preferred Units” and “—9.25% Series D Cumulative Redeemable Preferred Units.”

Capital contributions by us to Kilroy Realty, L.P.

We may borrow additional funds in excess of the funds available from borrowings or capital contributions from a financial institution or other lender or through public or private debt offerings. We may then lend these funds to Kilroy Realty, L.P. on the same terms and conditions that applied to us. Alternatively, we may contribute these funds as an additional capital contribution to Kilroy Realty, L.P. and increase our interest in it on a proportionate basis and decrease the interests of the limited partners on a proportionate basis.

The effect of awards granted under our stock incentive plan.

If options to purchase shares of our common stock granted in connection with our 1997 Stock Option and Incentive Plan are exercised at any time, or restricted shares of common stock are issued under the plan, we must contribute to Kilroy Realty, L.P. the exercise price that we receive in connection with the issuance of the shares of common stock to the exercising participant or the proceeds that we receive when we issue the shares. In exchange, we will be issued units in Kilroy Realty, L.P. equal to the number of shares of common stock issued to the exercising participant in the plan.

Tax matters which affect Kilroy Realty, L.P.

We have the authority under the partnership agreement to make tax elections under the Internal Revenue Code on Kilroy Realty, L.P.’s behalf.

Allocations of net income and net losses to partners.

The net income of Kilroy Realty, L.P. will generally be allocated as follows:

•
first, to the extent holders of units have been allocated net losses, net income shall be allocated to such holders to offset these losses, in an order of priority which is the reverse of the priority of the allocation of these losses;

•
next pro rata among the holders of Series A Preferred Units in an amount equal to an 8.075% per annum cumulative return on the stated value of $50.00 per Series A Preferred Unit, holders of Series C Preferred Units in an amount equal to a 9.375% per annum cumulative return on the stated value of $50.00 per Series C Preferred Unit and holders of Series D Preferred Units in an amount equal to a 9.25% per annum cumulative return on the stated value of $50.00 per Series D Preferred Unit; and

•	the remaining net income, if any, will be allocated to us and to the common limited partners in accordance with our respective percentage interests;

Net losses of Kilroy Realty, L.P. will be allocated as follows:

•
first to us and the common limited partners in accordance with our respective percentage interests, but only to the extent the allocation does not cause a partner to have a negative adjusted capital account;

•
next, pro rata among the holders of the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units, but only to the extent that the allocation does not cause a partner to have a negative adjusted capital account; and

•	the remainder, if any, will be allocated to us.

Notwithstanding the foregoing, in some cases, losses may be disproportionately allocated to partners who have guaranteed debt of Kilroy Realty, L.P. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the associated Treasury regulations. In addition, to the extent we issue Series B Preferred Units, the partnership agreement will be amended to provide for the allocation of income and loss which is preferred with respect to common units and subordinate to Series A Preferred Units, Series C Preferred Units and Series D Preferred Units. See the section entitled “Material Federal Income Tax Considerations—Tax Aspects of Kilroy Realty, L.P., the Subsidiary Partnerships and Limited Liability Companies.”

Operations and management of Kilroy Realty, L.P.

Kilroy Realty, L.P. must be operated in a manner that will enable us to maintain our qualification as a REIT and avoid any federal income tax liability. The partnership agreement provides that we will determine from time to time, but not less frequently than quarterly, the net operating cash revenues of Kilroy Realty, L.P., as well as net sales and refinancing proceeds, pro rata in accordance with the partners’ respective percentage interests, subject to the distribution preferences with respect to the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units. The partnership agreement further provides that Kilroy Realty, L.P. will assume and pay when due, or reimburse us for payment of, all expenses that we incur relating to the ownership and operation of, or for the benefit of, Kilroy Realty, L.P. and all costs and expenses relating to our operations.

Term of the partnership agreement.

Kilroy Realty, L.P. will continue in full force and effect until December 31, 2095, or until sooner dissolved in accordance with its terms.

8.075% Series A Cumulative Redeemable Preferred Units, 9.375% Series C Cumulative Redeemable Preferred Units and 9.25% Series D Cumulative Redeemable Preferred Units.

General.    Kilroy Realty, L.P. has designated classes of preferred limited partnership units as the 8.075% Series A Cumulative Redeemable Preferred Units, the 9.375% Series C Cumulative Redeemable Preferred Units and the 9.25% Series D Cumulative Redeemable Preferred Units representing preferred limited partnership interests. As of the date of this prospectus, 1,500,000 Series A Preferred Units, 700,000 Series C Preferred Units and 900,000 Series D Preferred Units are issued and outstanding.

Distributions.    Each Series A Preferred Unit, Series C Preferred Unit and Series D Preferred Unit is entitled to receive cumulative preferential distributions payable on or before the 15th of February, May, August and November of each year. Series A Preferred Units will be entitled to distributions at a rate of 8.075% per annum, Series C Preferred Units will be entitled to distributions at a rate of 9.375% per annum and Series D Preferred Units will be entitled to distributions at a rate of 9.25% per annum. The cumulative preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of Kilroy Realty, L.P., other than any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units.

Ranking.    The Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units will rank:

•
on parity with each other and with all other classes or series of preferred partnership units designated as ranking on a parity with the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units with respect to distributions and rights upon liquidation, dissolution, or winding-up,

•
senior to the Series B Preferred Units and to all classes or series of preferred partnership units designated as ranking junior to the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units, and

•	junior to all other classes or series of preferred partnership units designated as ranking senior to the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units.

Limited approval rights.    For as long as any Series A Preferred Units, the Series C Preferred Units or the Series D Preferred Units remain outstanding, Kilroy Realty, L.P. will not, without the affirmative vote of the holders of at least two-thirds of the units of this class, as applicable:

•
authorize, create or increase the authorized or issued amount of any class or series of partnership interests ranking senior to the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units or reclassify any partnership interests of Kilroy Realty, L.P. into any class or series of partnership interest ranking senior to the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any class or series of partnership interests ranking senior to the Series A Preferred Units, Series C Preferred Units and the Series D Preferred Units,

•
authorize or create, or increase the authorized or issued amount of any preferred partnership units on parity with the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units or reclassify any partnership interest into any preferred partnership units on parity with the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any preferred partnership units on parity with the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units, but only to the extent that these preferred partnership units on parity with the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units are issued to an affiliate of Kilroy Realty, L.P., other than to us to the extent the issuance of these interests was to allow us to issue corresponding preferred stock to persons who are not affiliates of Kilroy Realty, L.P., or

•
either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the partnership agreement, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units or the holders of Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units.

Furthermore, for so long as any Series D Preferred Units are outstanding, Kilroy Realty Corporation will not in some circumstances, without the affirmative vote of the holders of at least two-thirds of the Series D Preferred Units, take any action, including the issuance of any securities, if that action would require the consent of the holders of the Series D Preferred Stock if any shares of Series D Preferred Stock were outstanding at the time. This consent is not required in connection with the action if Kilroy Realty, L.P. agrees to redeem the Series D Preferred Units for cash upon their exchange.

Redemption and exchange.    We may redeem the Series A Preferred Units on and after February 6, 2003, the Series C Preferred Units on and after November 24, 2003 and the Series D Preferred Units on or after December 9, 2004, in each case out of proceeds from the issuance of our capital stock, at a redemption price equal to $50.00 per unit, plus accrued and unpaid distributions to the date of redemption. The Series A Preferred Units may be exchanged on and after February 6, 2003, the Series C Preferred Units may be exchanged on and after November 24, 2003 and the Series D Preferred Units may be exchanged on and after December 9, 2004, in each case, in whole but not in part, into shares of our Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, at the option of 51% of the holders of the applicable series of units. In addition, the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units may be exchanged, in whole but not in part, into shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, at any time at the option of 51% of the holders if:

•
distributions on the Series A Preferred Units, Series C Preferred Units or Series D Preferred Units, as applicable, have not been made for six prior quarterly distribution periods, whether or not consecutive, or

•	Kilroy Realty, L.P. is or is likely to become a “publicly traded partnership” for federal income tax purposes.

In addition, the Series A Preferred Units may be exchanged, on or after February 6, 2001 and prior to February 6, 2008, the Series C Preferred Units may be exchanged on or after November 24, 2001 and prior to November 24, 2008 and the Series D Preferred Units may be exchanged, on or after December 9, 2002 and prior to December 9, 2009, in each case in whole but not in part, at the option of the holders of 51% of the applicable series if the Series A Preferred Units, the Series C Preferred Units or the Series D Preferred Units, as applicable, would not be considered “stock and securities” for federal income tax purposes.

The Series A Preferred Units, the Series C Preferred Units and Series D Preferred Units also are exchangeable, in whole but not in part, if Kilroy Realty, L.P. believes, or the initial holder believes, based upon the opinion of counsel, that the character of Kilroy Realty, L.P.’s assets and income would not allow it to qualify as a REIT if it were a corporation. We may, in lieu of exchanging the Series A Preferred Units for shares of Series A Preferred Stock, the Series C Preferred Units for shares of Series C Preferred Stock or the Series D Preferred Units for shares of Series D Preferred Stock, elect to redeem all or a portion of the Series A Preferred Units, the Series C Preferred Units or the Series D Preferred Units for cash in an amount equal to $50.00 per unit plus accrued and unpaid distributions. The right of the holders of Series A Preferred Units, Series C Preferred Units and Series D Preferred Units to exchange their units for shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, will in each case be subject to the ownership limitations in our charter in order for us to maintain our qualification as a REIT for federal income tax purposes.

Liquidation preference.    The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series A Preferred Unit, Series C Preferred Unit and Series D Preferred Unit

with a liquidation preference to each holder equal to their capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest.

Series B Junior Participating Preferred Units.

General.    Under the terms of the partnership agreement, if we issue any shares of Series B Preferred Stock, we must contribute the proceeds to Kilroy Realty, L.P. In exchange for the contribution of these proceeds, Kilroy Realty, L.P. will issue to us Series B Preferred Units equal to the number of shares of Series B Preferred Stock that we issued. As of the date of this prospectus, no Series B Preferred Units have been issued.

Distributions.    Each Series B Preferred Unit is entitled to receive preferential cumulative distributions payable on or before the first day of March, June, September and December, of each year at a rate in an amount per unit equal to the greater of:

•	$1.00, and

•	an aggregate distribution of 100 times the distribution, if any, declared per unit on the common units since the last quarterly distribution payment date.

The preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of Kilroy Realty, L.P., other than the Series A Preferred Units, the Series C Preferred Units, the Series D Preferred Units and any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series B Preferred Units.

Ranking.    The Series B Preferred Units will rank:

•
on parity with all classes or series of preferred partnership units designated as ranking on a parity with the Series B Preferred Units with respect to distributions and rights upon liquidation, dissolution, or winding-up,

•	senior to all classes or series of preferred partnership units designated as ranking junior to the Series B Preferred Units, and

•
junior to the Series A Preferred Units, the Series C Preferred Units, the Series D Preferred Units and all other classes or series of preferred partnership units designated as ranking senior to the Series B Preferred Units.

Approval rights.    The Series B Preferred Units have no approval rights.

Redemption and exchange.    Kilroy Realty, L.P. may not redeem the Series B Units at any time and the Series B Preferred Units are not exchangeable into any of our securities or any other security of Kilroy Realty, L.P.

Liquidation preference.    The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series B Preferred Unit with a liquidation preference to us equal to our capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest ranking junior to the Series B Preferred Units.

Common limited partnership units.

General.    The partnership agreement provides that, subject to the distribution preferences of the Series A, Series B, Series C and Series D Preferred Units, common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. As of December 31,2001, 3,060,954 common units are issued and outstanding, including the 1,133 common units which may be redeemed for shares of common stock offered pursuant to this prospectus.

Redemption/Exchange rights.    Common limited partners have the right to require Kilroy Realty, L.P. to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of some rights, some extraordinary distributions and similar events. However, even if we elect not to acquire tendered units in exchange for shares of common stock, holders of common units that are corporations or limited liability companies may require that we issue common stock in exchange for their common units, subject to applicable ownership limits or any other limit as provided in our charter or as otherwise determined by our board of directors, as applicable. We presently anticipate that we will elect to issue shares of common stock in exchange for common units in connection with each redemption request, rather than having Kilroy Realty, L.P. redeem the common units for cash. With each redemption or exchange, we increase our percentage ownership interest in Kilroy Realty, L.P. Common limited partners may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of common stock being issued, any person’s actual or constructive stock ownership would exceed the ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Capital Stock—Restrictions on the ownership and transfer of capital stock.”

Common limited partner approval rights.    The partnership agreement provides that if the common limited partners own at least 5% of the outstanding common units, including those common units held by us, we will not, on behalf of Kilroy Realty, L.P. and without the prior consent of the holders of more than 50% of the common units representing limited partner interests and excluding common units held by us, take any of the following actions:

•	dissolve Kilroy Realty, L.P., or

•	prior to January 31, 2004, sell the office property located at 2260 E. Imperial Highway, at Kilroy Airport Center-El Segundo,

unless the dissolution or sale is incident to a merger or a sale of substantially all of our assets.

In addition, we may not sell in a taxable transaction seven of our properties prior to October 31, 2002 without the consent of the limited partners that contributed the properties to Kilroy Realty, L.P., except in connection the sale or transfer of all or substantially all of our assets or those of Kilroy Realty, L.P.

EXCHANGE OF COMMON UNITS FOR COMMON STOCK

Terms of the exchange.

The holder of common units of Kilroy Realty, L.P. who hold common units which may be currently redeemed for shares of our common stock issued under this prospectus is referred to as the selling stockholder. The selling stockholder may require Kilroy Realty, L.P. to redeem up to 1,133 of their common units for cash by delivering to us, as general partner of Kilroy Realty, L.P., a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of common stock set forth in our charter, elect to exchange those common units for shares of common stock on a one-for-one basis, subject to adjustment as described in the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Common limited partnership units—Redemption/Exchange rights.” However, even if we elect not to acquire tendered units in exchange for shares of common stock, as a holder of common units that is a corporations, the selling stockholder may require us to issue shares of common stock in exchange for its common units, subject to applicable ownership limits or any other limit as provided in our charter or as otherwise determined by our board of directors.

Once we receive a notice of redemption from a common limited partner, we will determine whether to redeem the tendering partner’s common units for cash or exchange the tendering partner’s common units for shares of common stock. We will promptly notify the tendering partner if we decide to exchange the tendering partner’s common units for shares of common stock. Any shares of common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

•	our charter,

•	our bylaws,

•	the Securities Act,

•	relevant state securities or blue sky laws, and

•	any applicable registration rights agreement with respect to the shares entered into by the tendering partner.

Each tendering partner will continue to own all common units subject to any redemption or exchange, and be treated as a limited partner with respect to the common units for all purposes, until the limited partner transfers the common units to us, is paid for them or receives shares of common stock in exchange for them. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the exchange.

We will issue shares of common stock in exchange for the common units to a tendering partner if each of the following conditions is satisfied or waived:

•	the exchange would not cause the tendering partner or any other person to violate the ownership limits;

•	the redemption is for more than 500 common units, or if the tendering partner holds less than 500 common units, the redemption is for all of the common units held by the tendering partner;

•
the redemption is effected during the period before the record date that we established for a distribution from Kilroy Realty, L.P. to its partners and after the record date that we established for a distribution to our common stockholders; and

•
the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Comparison of the rights, privileges and preferences of ownership of common units and common stock.

Generally, the nature of an investment in our common stock is similar in several respects to an investment in common units of Kilroy Realty, L.P. Holders of common stock and holders of common units generally receive the same distributions. Common stockholders and holders of common units generally share in the risks and rewards of ownership in our business conducted through Kilroy Realty, L.P. However, there are differences between ownership of units and ownership of common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between Kilroy Realty, L.P. and us relating to, among other things, form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist limited partners in understanding how their investment changes if they exchange their common units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of common units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part for additional important information about us.

KILROY REALTY, L.P.	KILROY REALTY CORPORATION

Form of Organization and Assets Owned
Kilroy Realty, L.P. is organized as a Delaware limited partnership. Kilroy Realty, L.P. directly owns substantially all of the real property which comprises our real estate operations. Substantially all of our business is conducted through Kilroy Realty, L.P. Kilroy Realty, L.P.’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, provided that it must conduct its business in a manner that allows us to maintain our qualification as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of Kilroy Realty, L.P.

We are a Maryland corporation. We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 1997. We intend to maintain our qualification as a REIT. Our only substantial asset is our interest in Kilroy Realty, L.P., which gives us an indirect investment in its properties. Under our charter, we may engage in any lawful activity permitted by the Maryland General Corporation Law.

Additional Equity
Kilroy Realty, L.P. has sole discretion to authorize and issue common units and other partnership interests of different series or classes that may be senior to the common units, as determined by us as its general partner. Kilroy Realty, L.P. may issue units to us, as long as the units are issued in connection with a comparable issuance of shares of our capital stock, and we contribute to Kilroy Realty, L.P. the proceeds from the issuance of these shares of capital stock. Limited partners do not have a preemptive right to additional units.

Our board of directors may issue, in its discretion, additional shares of common stock or additional shares of preferred stock without exceeding the authorized number of shares of capital stock stated in our charter. As long as Kilroy Realty, L.P. is in existence, we are required to contribute to Kilroy Realty, L.P., in exchange for units in Kilroy Realty, L.P., the proceeds of all equity capital raised by us.

Management Control
As general partner, we exclusively manage the day-to-day business and affairs of Kilroy Realty, L.P. Limited partners may not participate in or exercise control or management power over the business and affairs except
• Our board of directors has exclusive control over our business affairs subject only to the restrictions in our charter and bylaws.

KILROY REALTY, L.P.	KILROY REALTY CORPORATION

as provided below under “—Voting and Consent Rights.” Limited Partners may not remove the general partner, with or without cause. However, we may not, without the consent of partners holding 60% of the common units, including the common units we hold in our capacity as general partner:

• amend the partnership agreement, other than to admit limited partners and for permitted non-material amendments,

• take some actions with respect to bankruptcy or insolvency of Kilroy Realty, L.P.

In addition, we may not transfer our general partnership interest or admit another general partner without the approval of common limited partners representing a majority of the common limited partnership interests, except in the case of “termination transactions” described in the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Transferability of partnership interests” which requires the approval of the holders of 60% of the common units, including the common units we hold in our capacity as general partner.

Further, we may not, without the consent of each common limited partner that would be adversely affected:

• convert a limited partnership interest into a general partnership interest,

• alter the rights of a partner to receive distributions, except as permitted in the partnership agreement,

• alter or modify the rights of redemption provided in the partnership agreement, or

• modify the limited liability of a limited partner.

• At each annual meeting of stockholders, our stockholders elect directors for staggered three-year terms.

• The board of directors may alter or eliminate its policies without a vote of the stockholders.

• Stockholders have no control over our ordinary business policies, except for their vote to elect the directors.

• The approval by our board of directors and holders of two-thirds of the shares of our capital stock outstanding and entitled to vote is required to change our policy of maintaining our REIT status.

• Our charter may be amended with the approval of two-thirds of the shares of capital stock entitled to vote.

• Our bylaws generally may be amended by the vote of a majority of our board of directors or a majority of the votes entitled to be cast by our stockholders, except that some provisions may be amended only by the vote of a majority of the votes entitled to be cast by our stockholders.

Duties of Directors

• Under Delaware law, we are accountable to Kilroy Realty, L.P. as a fiduciary. Consequently, we are required to exercise good faith and integrity in all of our dealings with respect to Kilroy Realty, L.P.’s affairs. However, under the partnership agreement, we are not liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by partners as a result of errors of judgment or mistakes of fact or law or any act or omission, provided that we acted in good faith.

• Under Maryland law, our board of directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Directors who act in this manner generally will not be liable to us for monetary damages arising from their activities.

KILROY REALTY, L.P.	KILROY REALTY CORPORATION

Antitakeover Provisions

We, as general partner, have exclusive management powers over the day-to-day business and affairs of Kilroy Realty, L.P. Limited partners may not remove us as the general partner, with or without cause. A limited partner generally can transfer its limited partnership interests, subject to our right of first refusal. We may not engage in any “termination transaction” without the approval of at least 60% of the common units, including the common units we hold in our capacity as general partner. Examples of termination transactions include:

• a merger;

• a consolidation or other combination with or into another entity;

• a sale of all or substantially all of our assets; and

• a reclassification, recapitalization or change of our outstanding equity interests.

Our charter and bylaws have a number of provisions that may delay or discourage any unsolicited proposal to acquire us or remove our board of directors. These provisions include:

• our staggered board of directors;

• authorized stock that our board of directors may issue in their discretion as preferred stock with voting and other rights superior to our common stock;

• a requirement that members of our board of directors may be removed only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast by stockholders in the election of directors;

• limitations on the ownership of our capital stock in order for us to maintain our status as a REIT;

• our stockholders’ rights plan which would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not approve;

• a requirement that nominations of persons for election to our board of directors and proposals of other business to be considered by our stockholders at the annual meeting may be made only:

• pursuant to our notice of the meeting;

• by or at the direction of our board of directors; or

• by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Voting and Consent Rights

Under the partnership agreement, the common limited partners have voting rights only as to the dissolution of Kilroy Realty, L.P., a merger or the sale of all or substantially all of its assets and amendments of the partnership agreement, as described more fully below. Otherwise, all decisions relating to the day-to-day operation and management of Kilroy Realty, L.P. are made by us in our capacity as general partner. As of December 31, 2001, we owned a 90.0% interest in Kilroy Realty, L.P. As

We are managed and controlled by our board of directors. Stockholders elect the directors to staggered three-year terms at our annual meetings. Maryland law requires that some major corporate transactions, including most amendments to the charter, may not be consummated without the approval of stockholders as set forth below. All holders of common stock have one vote per share. Our charter permits our board of directors to classify and issue preferred stock in one or more classes

KILROY REALTY, L.P.	KILROY REALTY CORPORATION

units are redeemed or exchanged by limited partners, our percentage ownership will increase. If additional units are issued to third parties, our percentage ownership will decrease.	having voting power which may differ from that of the common stock. See the section entitled “Description of Capital Stock.”

The following is a comparison of the voting rights of the common limited partners of Kilroy Realty, L.P. and our common stockholders as they relate to some major events or transactions:

A.    Amendment of the Partnership Agreement or our Charter and Bylaws

The partnership agreement may be amended through a proposal by the general partner or common limited partners holding 25% or more of the then outstanding common units. The partnership agreement may be amended in the following manner:

• generally, if approved by partners holding 60% of the common units;

• to cause the transfer of our general partner interest to any person other than Kilroy Realty, L.P. if approved by limited partners holding a majority of the common limited partnership interests;

• with our approval and the approval of each limited partner that would be adversely affected, for amendments to:

• convert a limited partnership interest into a general partnership interest,

• modify the limited liability of a limited partner,

• alter the rights of a partner to receive distributions, except as permitted in the partnership agreement, or

• alter or modify the rights of redemption provided in the partnership agreement, and

• with only our approval as general partner for amendments affecting ministerial matters and for the admission of limited partners pursuant to the partnership agreement.

The approval of a majority vote of our board of directors and the approval of the holders of at least two-thirds of the shares entitled to vote at a meeting of our stockholders is required to amend our charter. Our bylaws generally may be amended either by a majority of the members of our board of directors or by the holders of a majority of the shares entitled to vote.

However, the following bylaw provisions may be amended only by the approval of a majority of the shares of common stock entitled to vote:

• provisions opting out of the control share acquisition statute;

• provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates; and

• provisions governing amendment of our bylaws.

In addition, the holders of a majority of the outstanding shares of our common stock must approve an election to be subject to the “business combinations” statute, as discussed in the section entitled “Material Provisions of Maryland Law and of our Charter and Bylaws—We are not subject to the Maryland business combination statute.”

B.    Dissolution of Kilroy Realty, L.P. or Kilroy Realty Corporation

As long as common limited partners represent at least 5% of the outstanding partnership interests in the partnership, we may not dissolve or enter into any transaction that would result in the dissolution of Kilroy Realty, L.P. without the prior consent of the holders of a majority of the outstanding common limited partnership units.

Subject to the preceding paragraph, we may not withdraw as general partner, or transfer or assign our general partner interest in connection with a merger,

Under applicable Maryland law, a decision causing us to dissolve requires:

• approval by a majority of our entire board of directors; and

• approval by at least two-thirds of the total number of shares of capital stock outstanding and entitled to vote.

KILROY REALTY, L.P.	KILROY REALTY CORPORATION

consolidation or sale of substantially all of our assets without the approval of 60% of the partners holding common units, including the common units we hold in our capacity as general partner.

C. Vote Required to Merge, Consolidate or Sell Assets

As long as common limited partners represent at least 5% of the outstanding partnership interests in the partnership, we cannot enter into any merger or consolidation transaction which results in the dissolution of Kilroy Realty, L.P. or, prior to January 31, 2004, sell the office property located at 2260 E. Imperial Highway, at Kilroy Airport Center—El Segundo, except in each case in connection with a transaction described in the following paragraph. In addition, we may not sell in a taxable transaction seven of our other properties prior to October 31, 2002 without the consent of the limited partners that contributed the properties to Kilroy Realty, L.P., except in connection with a transaction described in the following paragraph.

We may with enter into a merger, consolidation or sale of substantially all of our assets with the approval of 60% of the partners holding common units, including the common units we hold in our capacity as general partner.

Under Maryland law, the sale of all or substantially all our assets or our merger or consolidation generally requires the approval of:

• a majority of the members of our board of directors; and

• the holders of two-thirds of the shares entitled to vote on the matter.

Our stockholders are not required to approve all mergers or the sale of less than all or substantially all of our assets.

Compensation, Fees and Distributions

We do not receive any compensation for our services as general partner. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, Kilroy Realty, L.P. will reimburse us for all expenses incurred relating to our ongoing operations and any issuance of additional partnership interests.
Our non-employee directors and officers receive compensation for their services.

Liability of Investors

Under the partnership agreement and applicable Delaware law, the liability of the limited partners for debts and obligations is generally limited to the amount of their current investment in Kilroy Realty, L.P., measured as an amount equal to their respective capital account balance.
Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Liquidity

Limited partners may generally transfer their units to accredited investors without restriction, provided that we have a right of first refusal for any proposed transfer. Transfer of partnership interests must also

A stockholder is entitled to freely transfer the shares of common stock received in exchange for units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions or

KILROY REALTY, L.P.	KILROY REALTY CORPORATION

satisfy certain other requirements described in the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.” contained in this prospectus.

ownership and transfer of shares of our stock contained in our charter. Our common stock is listed on the New York Stock Exchange. The success of the secondary market for shares of our common stock depends, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

Taxes

Kilroy Realty, L.P. itself is not subject to federal income taxes. Instead, each holder of units includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of nonrecourse debt.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which Kilroy Realty, L.P. owns property, even if they are not residents of those states.

Distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits generally will be taxed as dividends, resulting in ordinary income. However, distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or disposition of a capital asset. Dividends paid by us will be treated as “portfolio” income to stockholders, and stockholders cannot offset these dividends with losses from “passive activities.” Distributions in excess of current or accumulated earnings and profits will be treated as a nontaxable return of basis to the extent of a stockholder’s adjusted basis in his, her or its common stock, with the excess taxed as capital gain.

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

MATERIAL PROVISIONS OF MARYLAND LAW
AND OF OUR CHARTER AND BYLAWS

We have summarized the material terms and provisions of the Maryland General Corporation Law and our charter and bylaws. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law. For more detail, you should refer to our charter and bylaws, which we have previously filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part.

The board of directors.

Our charter provides that the number of our directors shall be established by our bylaws, but cannot be less than the minimum number required by the Maryland General Corporation Law, which is one. Our bylaws allow our board of directors to fix or change the number to not fewer than three nor more than 13 members. The number of directors is currently fixed at seven. A majority of our remaining board of directors may fill any vacancy, other than a vacancy caused by removal. A majority of our board of directors may fill a vacancy resulting from an increase in the number of directors. The stockholders entitled to vote for the election of directors at an annual or special meeting of our stockholders may fill a vacancy resulting from the removal of a director.

Our charter and bylaws provide that a majority of the board of directors must be “independent directors.” An “independent director” is a director who is not:

•	an employee, officer or affiliate of us or one of our subsidiaries or divisions;

•	a relative of a principal executive officer; or

•	an individual member of an organization acting as advisor, consultant or legal counsel, who receives compensation on a continuing basis from us in addition to director’s fees.

Classified board of directors.    Our charter divides our board of directors into three classes. Each class of director serves a staggered three-year term. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies.

The classified board of directors makes removing incumbent directors more time consuming and difficult and discourages a third party from making a tender offer for our capital stock or otherwise attempting to obtain control of us, even if it might benefit us and our stockholders. The classified board increases the likelihood that incumbent directors will retain their positions by requiring at least two annual meetings of stockholders, rather than one, to elect a new majority of the board of directors. Holders of shares of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of our stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Removal of directors.    Our charter provides that our stockholders may remove a director only for “cause” and only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The Maryland General Corporation Law does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

We are not subject to the Maryland business combination statute.

We are not subject to the “business combination” provisions of the Maryland General Corporation Law (sections 3-601 through 3-604) and we cannot elect to be subject to these business combination provisions without the approval of holders of a majority of the shares entitled to vote.

In the event that we decide to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are generally prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A business combination includes a merger, consolidation or share exchange. A business combination may also include an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the Maryland General Corporation Law as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s shares; or

•
an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

As a result of our decision not to be subject to the business combinations statute, an interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving us. However, we cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of common stock from our stockholders at a premium.

We are not subject to the Maryland control share acquisition statute.

We are not subject to the “control share acquisition” statute of the Maryland General Corporation Law (sections 3-701 through 3-710). If we want to be subject to these provisions, our bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of the shares entitled to vote.

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by it charter or bylaws. Because we are not subject to these provisions, stockholders who acquire a substantial block of common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with us. However, we cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of common stock from any stockholder at a premium.

Amendment of our charter and bylaws.

Our charter may generally be amended only if the amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. Our bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of our shares entitled to vote. However, the following bylaw provisions may be amended only by the approval of a majority of our shares of capital stock entitled to vote:

•	provisions opting out of the control share acquisition statute;

•
provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates; and

•	provisions governing amendment of our bylaws.

Meetings of stockholders.

Our bylaws provide for annual meetings of our stockholders to elect one class of directors to our board of directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by:

•	the president;

•	the board of directors;

•	the chairman of the board;

•	holders of 50% or more of our outstanding common stock entitled to vote may also make a written request;

•
holders of 10% of our Series A Preferred Stock may also call a special meeting of stockholders of Series A Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series A Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series A Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive;

•
holders of 10% of our Series C Preferred Stock may also call a special meeting of stockholders of Series C Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series C Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series C Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive; and

•
holders of 10% of our Series D Preferred Stock may also call a special meeting of stockholders of Series D Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series D Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series D Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive.

The Maryland General Corporation Law provides that our stockholders also may act by unanimous written consent without a meeting with respect to any action that they are required or permitted to take at a meeting. To do so, each stockholder entitled to vote on the matter must sign the consent setting forth the action.

Advance notice of director nominations and new business.

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

The advance notice provisions of our bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders of our common stock believe is in their best interests.

Dissolution of the Company.

Under the Maryland General Corporation Law, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved, by the vote of the holders of two-thirds of the shares of our capital stock entitled to vote on the dissolution.

Indemnification and limitation of directors’ and officers’ liability.

Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

The Maryland General Corporation Law permits us to indemnify our directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may indemnify our directors or officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with the proceeding unless the proceeding is one by us or in our right and the director or officer has been found to be liable to us. In addition, we may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

As permitted by the Maryland General Corporation Law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, subject to specified restrictions. However, the liability of our directors and officers to us and our stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•
a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the same extent our officers and directors are indemnified in our charter. The partnership agreement limits our liability and the liability of our officers and directors to Kilroy Realty, L.P. and its partners to the same extent liability of our officers and directors to us and our stockholders is limited under our charter. See the discussion in this prospectus under the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Indemnification of our officers and directors.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification agreements.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

•
we must indemnify our executive officers and directors to the fullest extent permitted by applicable law and advance to our executive officers and directors all expenses related to the defense of indemnifiable claims against them, subject to reimbursement if it is subsequently determined that indemnification is not permitted;

•	we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements; and

•	we may cover executive officers and directors under our directors’ and officers’ liability insurance.

Our indemnification agreements with our officers and directors offer substantially the same scope of coverage afforded by applicable law. In addition, as a contract it provides greater assurance to our directors and executive officers that indemnification will be available, because it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material federal income tax considerations regarding Kilroy Realty Corporation and the common stock we are registering is based on current law, is for general information only and is not tax advice. Latham & Watkins has rendered an opinion to us that the statements set forth below, insofar as they purport to describe or summarize certain provisions of the agreements, statutes or regulations referred to below, are accurate descriptions or summaries in all material respects.

This summary deals only with common stock and common units held as “capital assets” – i.e., generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code. Your tax treatment will vary depending on your particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock or common units in light of his or her personal investment or tax circumstances, or to holders who receive special treatment under the federal income tax laws except to the extent discussed under the headings “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders.” Holders of common stock or common units receiving special treatment include, without limitation:

•	insurance companies;

•	financial institutions or broker-dealers;

•	“S” corporations;

•	expatriates;

•	pension plans and other tax-exempt organizations;

•	stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;

•	foreign entities or individuals who are not citizens or residents of the United States;

•	persons whose functional currency is other than the United States dollar; and

•	persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code.

In addition, this summary does not purport to deal with aspects of taxation that may be relevant to a limited partner of Kilroy Realty, L.P. except to the extent described in “—Tax Consequences of an Exchange of Common Units for Common Stock.” Furthermore, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of common units or our common stock.

The information in this section is based on:

•	the Internal Revenue Code;

•	current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if challenged by the Internal Revenue Service.

You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	A disposition of common units;

•
The acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences of such an acquisition, ownership and sale or other disposition;

•	Our election to be taxed as a real estate investment trust for federal income tax purposes; and

•	Potential changes in applicable tax laws.

Tax Consequences of an Exchange of Common Units for Common Stock

If you exercise your right to require Kilroy Realty, L.P. to acquire all or part of your common units, and we elect to acquire some or all of your common units in exchange for our common stock, the exchange will be a fully taxable transaction. You will generally recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of Kilroy Realty, L.P. allocable to your common units being exchanged, less your tax basis in those common units. The recognition of any loss is subject to a number of limitations set forth in the Internal Revenue Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of Kilroy Realty, L.P. at the time of the exchange. The tax treatment of any acquisition of your common units by Kilroy Realty, L.P. in exchange for cash may be similar, depending on your circumstances.

Taxation of Kilroy Realty Corporation

General.    We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1997. We currently intend to continue to operate in this manner. However, qualification and taxation as a real estate investment trust depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See “—Failure to Qualify.”

The sections of the Internal Revenue Code that relate to qualification and operation as a real estate investment trust are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C corporation. A C corporation is generally a corporation required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay federal income tax, however, as follows:

•
First, we will be required to pay tax at regular ordinary and capital gain corporate tax rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•
Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•
Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•
Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a real estate investment trust because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•
Sixth, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for the year, (2) 95% of our real estate investment trust capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•
Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the ten–year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that we will make or refrain from making the appropriate elections under existing temporary Treasury Regulations to be treated in this manner on our tax return for the year in which we acquire an asset from a C corporation.

Requirements for Qualification as a Real Estate Investment Trust.    The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

(1)  that is managed by one or more trustees or directors;

(2)  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)  that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)  that is beneficially owned by 100 or more persons;

(6)  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

(7)  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax–exempt entities generally are treated as individuals, except that a “look–through” exception applies with respect to pension funds.

We believe that we have satisfied conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Capital Stock—Restrictions on Ownership and Transfer of Capital Stock.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in applicable treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”

In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. Treasury regulations provide that, in the case of a real estate investment trust which is a partner in a partnership or a member in a limited liability company, the real estate investment trust will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, the real estate investment trust will be deemed to be entitled to the income of the partnership or limited liability company attributable to its proportionate share of the assets. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the real estate investment trust for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies below in “—Tax Aspects of the Kilroy Realty, L.P., the Subsidiary Partnerships and Limited Liability Companies.” We have direct control of Kilroy Realty, L.P., the Subsidiary Partnerships and the Limited Liability Companies, and intend to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust.

A corporation will qualify as a qualified REIT subsidiary if we own 100% of the corporation’s stock, and the corporation is not a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary will not be treated as a separate corporation. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary we own will be treated as our assets, liabilities and such items, for all purposes of the Internal Revenue Code, including the real estate investment trust qualification tests. For this reason, references under “Material Federal Income Tax Considerations” to our income and assets shall include the income and assets of any qualified REIT subsidiary. A qualified REIT subsidiary will not be required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below under “—Asset Tests.” While we do not presently own any qualified REIT subsidiaries, we may do so in the future.

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary of ours is a corporation other than a real estate investment trust in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a real estate investment trust with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent real estate investment trust. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. Although we do not currently hold an interest in any taxable REIT subsidiaries, we may acquire securities in one or more taxable REIT subsidiaries in the future.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met:

•
The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the tenant;

•
Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•
We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of Kilroy Realty, L.P., do not intend to permit Kilroy Realty, L.P., to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a real estate investment trust.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in “—Taxation of Kilroy Realty Corporation—General,” even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our non-qualifying income. We may not always be able to comply with the gross income tests for real estate investment trust qualification despite periodic monitoring of our income.

Prohibited Transaction Income.    Any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class and except for investments in real estate investment trusts, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are part of recently enacted legislation and are effective for taxable years ending after December 31, 2000.

The asset tests must be satisfied not only on the date that we acquire, directly or through subsidiary partnerships or limited liability companies, securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in Kilroy Realty, L.P. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to Kilroy Realty, L.P. and as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including an increase in our interests in Kilroy Realty, L.P.), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we believe that we have satisfied the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in Kilroy Realty, L.P.’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a real estate investment trust.

Distribution Requirements.    To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “real estate investment trust taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of noncash income over 5% of the “real estate investment trust taxable income.”

Our “real estate investment trust taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non–cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable. This distribution requirement was 95% for taxable years beginning prior to January 1, 2001.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve month period following the close of such year. Except as provided in “—Taxation of Taxable U.S. Stockholders Generally” below, these distributions are taxable to stockholders, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class). To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “real estate investment trust taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement authorizes us, as general partner of Kilroy Realty, L.P., to take such steps as may be necessary to cause Kilroy Realty, L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our real estate investment trust taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing real estate investment trust taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our real estate investment trust ordinary income for such year, 95% of our real estate investment trust capital gain income for the year and any undistributed taxable income from prior periods. Any real estate investment trust taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Like-Kind Exchanges.    We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular ordinary and capital gain corporate tax rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce our cash available for distribution to our stockholders. In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Kilroy Realty, L.P., the Subsidiary Partnerships and Limited Liability Companies

General.    Substantially all of our investments are held indirectly through Kilroy Realty, L.P In addition, Kilroy Realty, L.P. holds certain of its investments indirectly through subsidiary partnerships and limited liability companies. In general, entities that are classified as partnerships for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our proportionate share of the foregoing items for purposes of the various real estate investment trust income tests and in the computation of our real estate investment trust taxable income. Moreover, for purposes of the real estate investment trust asset tests, we will include our proportionate share of assets held by Kilroy Realty, L.P., including its share of assets held by its subsidiary partnerships and limited liability companies. See “—Taxation of Kilroy Realty Corporation.”

Entity Classification.    Our interests in Kilroy Realty, L.P., the subsidiary partnerships, and limited liability companies involve special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of any of these entities as a partnership, as opposed to an association taxable as a corporation for federal income tax purposes. If Kilroy Realty, L.P., a subsidiary partnership or a limited liability company were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see “—Taxation of Kilroy Realty Corporation—Asset Tests” and “—Income Tests”). This, in turn, would prevent us from qualifying as a real estate investment trust. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in Kilroy Realty, L.P.’s, a subsidiary partnership’s or a limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Kilroy Realty, L.P. and each of our other partnerships and limited liability companies intend to claim classification as partnerships under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related treasury regulations. Generally, Section 704(b) of the Internal Revenue Code and the related treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members.

The Kilroy Realty, L.P. partnership agreement provides for preferred distributions of cash and preferred allocations of income to the holders of Series A, Series C and Series D Preferred Units. We will acquire these units upon any exchange of such units for shares of our preferred stock. In addition, to the extent that we issue Series B Preferred Stock, Kilroy Realty, L.P. will issue Series B Preferred Units to us, and the partnership agreement will be amended to provide for similar preferred distributions of cash and preferred allocations of income to us with respect to our Series B Preferred Units, although these distributions and allocations will be subordinate to the Series A, Series C and Series D Preferred Units. As a consequence, we will receive distributions from Kilroy Realty, L.P. and distributions attributable to our other assets that we will use to pay dividends on any issued shares of Series A, Series B, Series C or Series D Preferred Stock before any other partner in Kilroy Realty, L.P. receives a distribution, other than a holder of Series A, Series C or Series D Preferred Units, if these units are not then held by us. In addition, if necessary, income will be specially allocated to us, and losses will be allocated to the other partners of Kilroy Realty, L.P., in amounts necessary to ensure that the balance in our capital account will at all times to the extent possible be equal to or in excess of the amount that we must pay on any issued shares of Series A, Series B, Series C or Series D Preferred Stock upon liquidation or redemption. As long as we do not hold the Series A, Series C or Series D Preferred Units, similar preferred distributions and allocations will be made for the benefit of the holders of these units. In general, all remaining items of income and loss will be allocated to the holders of common units in proportion to the number of common units held by each unitholder. Some limited partners have agreed to guarantee debt of Kilroy Realty,

L.P., either directly or indirectly through an agreement to make capital contributions to it under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common units, these limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation, which net loss would have otherwise been allocable to us.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Kilroy Realty, L.P.’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the treasury regulations promulgated under this section of the Internal Revenue Code.

Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Kilroy Realty, L.P. was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of Kilroy Realty, L.P., additional appreciated property has been contributed to Kilroy Realty, L.P. in exchange for interests in Kilroy Realty, L.P. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners of Kilroy Realty, L.P. who acquired their limited partnership interests through a contribution of property having an adjusted tax basis less than its fair market value at the time of contribution will be allocated depreciation deductions for tax purposes that are lower than such deductions would have been if they had been determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a book-tax difference, all income attributable to such book-tax difference generally will be allocated to the contributing partners. These allocations will tend to eliminate the book-tax difference over the life of Kilroy Realty, L.P. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of Kilroy Realty, L.P. may cause us or other partners to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us or other partners as a result of the sale. Such an allocation might cause us or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the real estate investment trust distribution requirements. See “—Taxation of Kilroy Realty Corporation—Requirements for Qualification as a Real Estate Investment Trust” and “—Distribution Requirements.”

Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and Kilroy Realty, L.P. have determined to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to Kilroy Realty, L.P. and for certain assets contributed subsequently. We and Kilroy Realty, L.P. have not yet decided what method will be used to account for book-tax differences for properties acquired by Kilroy Realty, L.P. in the future.

Any property acquired by Kilroy Realty, L.P. in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Taxation of Taxable U.S. Stockholders Generally

When we use the term “U.S. stockholder,” we mean a holder of shares of common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•
is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership or limited liability company, treasury regulations provide otherwise;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders. If you hold shares of common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Distributions Generally.    As long as we qualify as a real estate investment trust, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock, if any, and then to the common stock.

To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares were held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions.    Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that those gains do not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

Retention of Net Long-Term Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

•
include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•
in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with treasury regulations to be prescribed by the Internal Revenue Service.

Dispositions of Common Stock.    If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, after applying the relevant holding period rules, the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a maximum rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

The Internal Revenue Service has ruled that amounts distributed as dividends by a real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain from the sale of our shares will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10%, by value, of the interests in the real estate investment trust. A real estate investment trust will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to certain trusts. As a result of certain limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders.

Taxation of Non-U.S. Stockholders

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder’s country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, us.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in our shares or a disposition of common units.

ERISA CONSIDERATIONS

ERISA considerations.

The following is a summary of material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”) and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to state law requirements.

A fiduciary making the decision to invest in shares of common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Internal Revenue Code, and, to the extent not pre-empted, state law with respect to the purchase, ownership or sale of shares of common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Material Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee benefit plans, tax-qualified retirement plans and IRAs.

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA.

In determining whether an investment in shares of common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment resonsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, if no election has been made under Section 410(d) of the Internal Revenue Code, or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Internal Revenue Code and permitted under applicable state law.

Status of the company under ERISA.

A prohibited transaction may occur if our assets are deemed to be assets of the investing ERISA plans and disqualified persons deal with these assets. In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary. ERISA plan assets are not defined in ERISA or the Internal Revenue Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule.

The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly-offered securities.” The Department of Labor regulations also provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “publicly-offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•
either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We expect that the shares of our common stock offered in this prospectus will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the common stock should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect the common stock to be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act. In addition, we have obtained management rights with respect to Kilroy Realty, L.P. and conduct our affairs in a manner that we will qualify as either a real estate operating company or venture capital operating company under the Department of Labor regulations. Accordingly, we believe that if an ERISA plan purchases the common stock, our assets should not be deemed to be ERISA plan assets and, therefore, that any person who exercises authority or control with respect to our assets should not be an ERISA plan fiduciary.

SELLING STOCKHOLDER

The “selling stockholder” is the person who may receive shares of our common stock registered pursuant to this registration statement upon exchange of common units. The following table provides the name of the selling stockholder, the maximum number of shares of common stock issuable to the selling stockholder in the exchange and the aggregate number of shares of common stock that will be owned by the selling stockholder after the exchange. The number of shares on the following table represents the number of shares of common stock into which common units held by the selling stockholder are exchangeable. Since the selling stockholder may sell all, some or none of its shares, we cannot estimate the aggregate number of shares that the selling stockholder will offer pursuant to this prospectus or that the selling stockholder will own upon completion of the offering to which this prospectus relates.

The selling stockholder named below may from time to time offer the shares of common stock offered by this prospectus:

	Common Shares Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange and Available for Resale	Common Shares Owned Following the Exchange(1)		Number of Common Shares to be Resold	Common shares Owned after Resale(2)
Name			Shares	Percent		Shares	Percent
Kilroy Airport Imperial Co.(3)	—	1,133	1,133	*	1,133	—	—

Total	—	1,133	1,133	*	1,133	—	—

*	Represents less than 1% of the total outstanding shares of common stock.
(1)
Assumes that we exchange the common units of the selling stockholder for shares of common stock. The percentage ownership is determined for the selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only the selling stockholder. Also assumes that no transactions with respect to common stock or common units occur other than the exchange.

(2)
Assumes the selling stockholder sells all of its shares of common stock offered pursuant to this prospectus. The percentage ownership is determined for the selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only the selling stockholder.

(3)
Kilroy Airport Imperial Co. (“KAICO”) is owned by John B. Kilroy, Sr., the Chairman of our board of directors and John B. Kilroy, Jr., our President and Chief Executive Officer. Messrs. Kilroy disclaim direct beneficial ownership of any shares held by KAICO except to the extent of their respective interests in KAICO.

PLAN OF DISTRIBUTION

This prospectus relates to:

•
the issuance by us of up to 1,133 shares of common stock if, and to the extent that, the selling stockholder tenders its common units for redemption and we elect, in our sole and absolute discretion, to exchange the common units for common stock in lieu of a cash redemption, and the selling stockholder as a corporation may require us to exchange their units for shares of common stock, and

•	the offer and sale from time to time of those 1,133 shares of common stock by the selling stockholder.

We are registering the shares of common stock to provide the holder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holder.

Pursuant to the terms and conditions of the registration rights agreement dated as of October 6, 2000 among us, Kilroy Realty, L.P. and the selling stockholder, prior to the date upon which the common units would be eligible for resale under Rule 144(k) under the Securities Act, as this rule may be amended from time to time, or any similar rule or regulation is adopted by the SEC, the selling stockholder generally is limited to resales of any shares of common stock issued pursuant to this prospectus to the number of shares which otherwise would be eligible for resale by that limited partner pursuant to Rule 144, assuming the shares were issued on the same date as the respective common units were issued.

We will not receive any proceeds from the issuance of the shares of common stock to the selling stockholder or from the sale of the shares by the selling stockholder, but we have agreed to pay the following expenses of the registration of the shares:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications; and

•	the fees and expenses incurred in connection with listing our common stock on each securities exchange on which our similar securities issued are then listed.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of our common stock. We also have no obligation to pay any out-of-pocket expenses of the selling stockholder, or the agents who manage its accounts, or any transfer taxes relating to the registration or sale of the common stock.

The selling stockholder may from time to time sell the shares directly to purchasers. Alternatively, the selling stockholder may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholder and for the purchasers of the shares for whom they may act as agent. The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the common stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the shares of common stock covered by this prospectus:

•	the selling stockholder may enter into hedging transactions with broker-dealers,

•	the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder,

•	the selling stockholder may sell the common stock short and deliver the common stock to close out these short positions,

•
the selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares, and

•	the selling stockholder also may loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Securities Act of 1934, as amended, may apply to sales of common stock in the market and to the activities of the selling stockholder.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law. Latham & Watkins has issued an opinion to us regarding certain tax matters described under “Material Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, we maintain a web site that contains information about us at http://www.kilroyrealty.com.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2000 (file number 001-12675);

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

•	our Current Report on Form 8-K filed on November 1, 2001 (file number 001-12675);

•	our Current Report on Form 8-K filed on January 31, 2002 (file number 001-12675);

•
the description of our common stock contained in our Registration Statement on Form 8-A/A filed with the SEC on March 5, 1999 (file number 001-12675), including any amendment or reports filed for the purpose of updating this description; and

•
all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the termination of the offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in the documents, call or write Kilroy Realty Corporation, 2250 East Imperial Highway, El Segundo, CA 90245, Attention: Secretary (310) 563-5500.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by the registrant in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$3
NYSE Listing Fee	$1,500
Printing and Engraving Expenses	$8,500
Legal Fees and Expenses (other than Blue Sky)	$30,000
Accounting and Fees and Expenses	$3,500
Blue Sky Fees and Expenses	$5,000
Miscellaneous	$15,497

Total	$64,000

We will pay all of the costs identified above.

Item 15.    Indemnification of directors and officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

Our charter and bylaws provide in effect that we will indemnify our directors and officers to the fullest extent permitted by applicable law. We have purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

As permitted by the Maryland General Corporation Law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, subject to specified restrictions. However, the liability of our directors and officers to us and our stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•
a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 16.    Exhibits.

Exhibit

4.1	Articles of Amendment and Restatement of the Registrant(1)

4.2	Amended and Restated Bylaws of the Registrant(1)

4.3	Form of Certificate for Common Stock of the Registrant(1)

4.4	Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock(2)

4.5	Articles Supplementary of the Registrant, designating 8.075% Series A Cumulative Redeemable Preferred Stock(3)

4.6	Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock(4)

4.7	Certificate of Correction for the Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock(5)

4.8	Articles Supplementary of the Registrant designating its 9.375% Series C Cumulative Redeemable Preferred Stock(6)

4.9	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(7)

4.10	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(10)

4.11	Registration Rights Agreement, dated January 31, 1997(1)

4.12	Registration Rights Agreement, dated February 6, 1998(2)

4.13	Registration Rights Agreement, dated April 20, 1998(3)

Exhibit

4.14	Registration Rights Agreement, dated November 24, 1998(6)

4.15	Registration Rights Agreement, dated as of October 31, 1997(8)

4.16
Rights Agreement, dated as of October 2, 1998 between Kilroy Realty Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the form of Articles Supplementary of the Series B Junior Participating Preferred Stock of Kilroy Realty Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(9)

4.17	Registration Rights Agreement, dated as of December 9, 1999(7)

4.18	First Amendment to Registration Rights Agreement of December 9, 1999 dated as of December 30, 1999(10)

4.19	Registration Rights Agreement, dated as of October 6, 2000(11)

*5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

*8.1	Opinion of Latham & Watkins as to tax matters.

*23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

*23.2	Consent of Deloitte & Touche LLP

*23.3	Consent of Latham & Watkins (included in Exhibit 8.1)

*24.1	Power of Attorney (included on the Signature Page)

*	filed herewith
(1)	Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-15553) as declared effective on January 28, 1997 and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated February 6, 1998 and incorporated herein by reference.
(3)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated April 20, 1998 and incorporated herein by reference.
(4)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-72229) as declared effective on September 13, 1999 and incorporated herein by reference.
(5)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-89151) dated October 15, 1999 and incorporated herein by reference.
(6)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated November 24, 1998 and incorporated herein by reference.
(7)	Previously filed as an exhibit to the Annual Report on Form 10-K (No. 1-12675) dated December 31, 1999 and incorporated herein by reference.
(8)	Previously filed as an exhibit to the Current Report on Form 8-K/A, dated October 29, 1997, and incorporated herein by reference.
(9)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.
(10)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-34638) dated April 12, 2000 and incorporated herein by reference.
(11)	Previously filed as an exhibit to the Annual Report on Form 10-K (No. 1-12675) dated December 31, 2000 and incorporated herein by reference.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 19th day of February, 2002.

KILROY REALTY CORPORATION

By:	/s/ JOHN B. KILROY, JR.
John B. Kilroy, Jr. President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Kilroy, Jr., Jeffrey C. Hawken, Richard E. Moran Jr., Tyler H. Rose, Ann Marie Whitney, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN B. KILROY, SR. John B. Kilroy, Sr.	Chairman of the Board	February 19, 2002

/s/ JOHN B. KILROY, JR. John B. Kilroy, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 19, 2002

/s/ JOHN R. D’EATHE John R. D’Eathe	Director	February 19, 2002

/s/ MATTHEW J. HART Matthew J. Hart	Director	February 19, 2002

/s/ WILLIAM P. DICKEY William P. Dickey	Director	February 19, 2002

S-1

Signature	Title	Date

/s/ DALE F. KINSELLA Dale F. Kinsella	Director	February 19, 2002

/s/ RICHARD E. MORAN JR. Richard E. Moran Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	February 19, 2002

/s/ ANN MARIE WHITNEY Ann Marie Whitney	Senior Vice President and Controller (Principal Accounting Officer)	February 19, 2002

S-2

EXHIBIT INDEX

Exhibit

4.1	Articles of Amendment and Restatement of the Registrant(1)

4.2	Amended and Restated Bylaws of the Registrant(1)

4.3	Form of Certificate for Common Stock of the Registrant(1)

4.4	Articles Supplementary of the Registrant designating 8.075% Series A Cumulative Redeemable Preferred Stock(2)

4.5	Articles Supplementary of the Registrant, designating 8.075% Series A Cumulative Redeemable Preferred Stock(3)

4.6	Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock(4)

4.7	Certificate of Correction for the Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock(5)

4.8	Articles Supplementary of the Registrant designating its 9.375% Series C Cumulative Redeemable Preferred Stock(6)

4.9	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(7)

4.10	Articles Supplementary of the Registrant designating 9.25% Series D Cumulative Redeemable Preferred Stock(10)

4.11	Registration Rights Agreement, dated January 31, 1997(1)

4.12	Registration Rights Agreement, dated February 6, 1998(2)

4.13	Registration Rights Agreement, dated April 20, 1998(3)

4.14	Registration Rights Agreement, dated November 24, 1998(6)

4.15	Registration Rights Agreement, dated as of October 31, 1997(8)

4.16
Rights Agreement, dated as of October 2, 1998 between Kilroy Realty Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes the form of Articles Supplementary of the Series B Junior Participating Preferred Stock of Kilroy Realty Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(9)

4.17	Registration Rights Agreement, dated as of December 9, 1999(7)

4.18	First Amendment to Registration Rights Agreement of December 9, 1999 dated as of December 30, 1999(10)

4.19	Registration Rights Agreement, dated as of October 6, 2000(11)

*5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

*8.1	Opinion of Latham & Watkins as to tax matters

*23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)

*23.2	Consent of Deloitte & Touche LLP

*23.3	Consent of Latham & Watkins (included in Exhibit 8.1)

*24.1	Power of Attorney (included on the Signature Page)

*	filed herewith
(1)	Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-15553) as declared effective on January 28, 1997 and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated February 6, 1998 and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated April 20, 1998 and incorporated herein by reference.
(4)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-72229) as declared effective on September 15, 1999 and incorporated herein by reference.
(5)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-89151) dated October 15, 1999 and incorporated herein by reference.
(6)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated November 24, 1998 and incorporated herein by reference.
(7)	Previously filed as an exhibit to the Annual Report on Form 10-K (No. 1-12675) dated December 31, 1999 and incorporated herein by reference.
(8)	Previously filed as an exhibit to the Current Report on Form 8-K/A, dated October 29, 1997, and incorporated herein by reference.
(9)	Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.
(10)	Previously filed as an exhibit to the Registration Statement Form S-3 (No. 333-34638) dated April 12, 2000 and incorporated herein by reference.
(11)	Previously filed as an exhibit to the Annual Report on Form 10-K (No. 1-12675) dated December 31, 2000 and incorporated herein by reference.